EXHIBIT 99.2

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AND NO ONE MAY SOLICIT ACCEPTANCES OR REJECTIONS OF THE PLAN OF REORGANIZATION UNTIL THE DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION. THIS DISCLOSURE STATEMENT IS SUBJECT TO FURTHER MODIFICATION PRIOR TO THE BANKRUPTCY COURT’S APPROVAL OF THE DISCLOSURE STATEMENT.
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

:
In re:	:	Chapter 11
:
FEDDERS NORTH AMERICA, INC., et al.,	:	Case No. 07-11176 (BLS)
n/k/a FNA Liquidating, Inc.,	:
	:	Jointly Administered
Debtors.[1]	:
:

DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE
WITH RESPECT TO DEBTORS’ AND TERM LENDERS’ JOINT PLAN OF LIQUIDATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

COLE, SCHOTZ, MEISEL,
FORMAN & LEONARD, P.A.
Norman L. Pernick (No. 2290)
J. Kate Stickles (No. 2917)
1000 N. West Street, Suite 1200
Wilmington, DE 19801
Telephone: 302-652-3131
Facsimile: 302-652-3117
     - and -
Irving E. Walker
111 South Calvert Street, Suite 2350
Baltimore, MD 21202
Telephone: 410-576-8211
Facsimile: 410-230-0667
Counsel for the
Debtors and Debtors in Possession
WEIL, GOTSHAL & MANGES, LLP
Stephen Karotkin
Morgan Bale
767 Fifth Avenue
New York, NY 10153
Telephone: 212-310-8350
Facsimile: 212-310-8007
     - and -
RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins (No. 2981)
One Rodney Square
920 North King Street
Wilmington, DE 19801
Telephone: 302-651-7531
Facsimile: 302-651-7701
Counsel for Goldman Sachs Credit Partners, L.P., as Administrative Agent and Collateral Agent for the Term Lenders

[1]	The Debtors are: (1) Fedders North America, Inc., n/k/a FNA Liquidating, Inc.; (2) Columbia Specialties, Inc.; (3) Emerson Quiet Kool Corporation, n/k/a EQKC Liquidating, Inc.; (4) Envirco Corporation; (5) Eubank Coil Company; (6) FJCC Florida Liquidating, Inc. f/k/a Fedders Addison Company, Inc.; (7) Fedders Corporation; (8) Fedders Holding Company, Inc., n/k/a FHC Liquidating, Inc.; (9) Fedders, Inc.; (10) Fedders International, Inc. (a Delaware corporation), n/k/a/ FI Liquidating, Inc.; (11) Fedders Investment Corporation, n/k/a FIC Liquidating, Inc.; (12) Fedders Islandaire, Inc. (a New York corporation), n/k/a FI Liquidating, Inc.; (13) Fedders Outlet, Inc., n/k/a FO Liquidating, Inc.; (14) Herrmidifier Company, Inc.; (15) Island Metal Fabricating Inc.; (16) Rotorex Company, Inc.; and (17) Trion, Inc.

     - and -
HAYNES & BOONE LLP
Lenard M. Parkins
Judith Elkin
153 East 53rd Street
New York, NY 10022
Telephone: 212-659-4968
Facsimile: 212-884-8228
     - and -
ZUCKERMAN SPAEDER LLP
Thomas G. Macauley (No. 3411)
919 Market Street, Suite 990
Wilmington DE 19801
Telephone: 302-427-0400
Facsimile: 302-427-8242
Counsel for Highland Capital Management L.P.

Dated: June 6, 2008

i

PAGE
16.2 Risk Of Non-Occurrence Of Effective Date	60

16.3 Specific Risks To Recovery By Holders Of General Unsecured Claims	60

XVII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	60

17.1 Liquidation Under Chapter 7	60

17.2 Alternative Plan	61

XVIII. RECOMMENDATION AND CONCLUSION	61

SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS
				Estimated
Class	Description	Status	Proposed Treatment	Recovery[2]
Unclassified Claims	Administrative Expense Claims	Unimpaired — Not Entitled to Vote	Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim, on the later of the Effective Date or the date that is ten (10) Business Days after such Administrative Expense Claim becomes an Allowed Administrative Expense Claim pursuant to a Final Order of the Bankruptcy Court, or as soon after such dates as is practicable; provided, however, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business of the Debtors may be paid by the Debtors or the Plan Administrator in the ordinary course, consistent with past practice of the Debtors and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.	100%

Unclassified Claims	Priority Tax Claims	Unimpaired — Not entitled to Vote	Except to the extent that any governmental unit entitled to payment of any Allowed Priority Tax Claim has previously agreed or agrees to a different treatment by stipulation or otherwise, pursuant to section 1129(a)(9) of the Bankruptcy Code, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, from the Unencumbered Assets Allocation Amount, Cash in an amount equal to such Allowed Priority Tax Claim, on the later of the Effective Date, and to the extent such Priority Tax Claim is not an Allowed Claim on the Effective Date, within thirty (30) days following allowance of such Claim.	100%

Classes 1A-Q	Priority Non-Tax Claims for each of the Estates	Unimpaired — Not Entitled to Vote	Except to the extent that a holder of an Allowed Priority Non-Tax Claim has been paid by the Debtors prior to the Effective Date or has previously agreed or agrees to a different treatment by stipulation or otherwise, each holder of an Allowed Priority Non-Tax Claim shall receive, in full and complete satisfaction, settlement, and release of and in exchange for such holder’s Allowed Priority Non-Tax Claim, Cash in an amount equal to such Allowed Priority Non-Tax Claim on the later of the Effective Date or, to the extent such Priority Non-Tax Claim is not an Allowed Claim on the Effective Date, within thirty (30) days following allowance of such Claim.	100%

[2]	Each of these estimated recovery amounts for Classes 2A-Q, 3A-Q, and 4A-Q are estimates only. The actual recovery amounts will be based on a number of considerations set forth in the Plan which cannot be determined with certainty at this time. Moreover, the actual Plan will govern the actual recoveries for the various classes.

v

				Estimated
Class	Description	Status	Proposed Treatment	Recovery
Classes 2A-Q	Term Lenders Claims for each of the Estates	Impaired — Entitled to vote	For all purposes under the Plan, the Term Lenders shall be deemed to have Class 2A-Q Allowed Secured Claims. The Class 2A-Q claims shall be secured by a duly perfected first priority lien on all of the property and assets of the Debtors’ bankruptcy estates, other than the Unencumbered Assets Allocation Amount and the GUC Liquidating Trust Assets.	55.9%

On the Effective Date, all of the Term Lenders Liquidating Trust Assets shall be transferred to the Term Lenders Liquidating Trust.

			On the Effective Date, the Beneficial Interests in the Term Lenders Liquidating Trust shall be distributed to the Term Lenders.

			On the Effective Date, the Term Lenders shall be released and shall be deemed released from any and all claims, liabilities and causes of actions of the Debtors of every kind and nature (including all claims under Section 506(c) of the Bankruptcy Code), excluding solely the remaining claims asserted in the Lawsuit (which remaining claims do not include the Section 506(c) claims that are released hereunder). The Secured Claims of the Term Lenders shall be deemed to be Allowed Secured Claims with respect to the Term Lenders Collateral; provided, however, that the foregoing shall not prejudice or otherwise affect the claims asserted by the Creditors’ Committee in the Lawsuit (except as otherwise settled and released pursuant to the Plan), and the prosecution of the Lawsuit by the GUC Trustee. The pendency of the Lawsuit shall not delay or otherwise affect the Term Lenders’ rights to receive distributions under the Plan, including without limitation distributions from the Term Lenders Liquidating Trust.

			As part of the Term Lenders Plan Settlement, the Term Lenders shall make available from the Term Lenders Collateral the amounts necessary, in addition to the Unencumbered Assets Allocation Amount, for payment of the Allowed Administrative Expense Claims, Priority Non-Tax Claims, and Priority Tax Claims.

			To the extent the Term Lenders Claims exceed the amounts paid to them under Section 4.2 of the Plan, such excess shall constitute a Deficiency Claim and shall receive treatment and distribution under Class 4.

Estimated
Class	Description	Status	Proposed Treatment	Recovery
Classes 3A-Q	Other Secured Claims for each of the Estates	Impaired — Entitled to vote	On the Effective Date, unless a holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or has previously agreed or agrees to a different treatment by stipulation or otherwise, each holder of an Allowed Other Secured Claim shall receive (i) the amount of the proceeds actually realized from the sale of any Collateral securing such Claim, less the actual costs and expenses of disposing of such Collateral; or (ii) the Collateral securing such Claim, but in neither case in an amount greater than necessary to pay such Allowed Other Secured Claim in full, plus, if the Collateral securing such Allowed Other Secured Claim exceeds the Allowed amount of such Claim, any interest (including postpetition interest at the non-default rate) on such Allowed Other Secured Claim and any reasonable fees, costs or charges provided for under the governing agreements, to the extent of such excess value and to the extent allowed pursuant to section 506(b) of the Bankruptcy. Code To the extent that the amount of an Allowed Other Secured Claim exceeds the value of the Collateral securing such Claim, that portion of such Claim shall be treated as an unsecured Deficiency Claim in Class 4.	100%

Classes 4A-Q	General Unsecured Claims for each of the Estates	Impaired — Entitled to vote	On the Effective Date, all holders of Allowed General Unsecured Claims shall receive their Pro Rata Share of the Beneficial Interests in the GUC Liquidating Trust.	To be Determined [3]

Classes 5A-Q	Equity securities in each of the Estates	Impaired — Not entitled to vote	On the Effective Date, all Class 5G Equity Interests (in Fedders Corporation) shall be cancelled. No holder of a Class 5G Equity Interest shall be entitled to, or shall receive or retain, any property or interest in property on account of such Class 5G Equity Interest. The Class 5A-F, and H-Q Equity Interests, all of which are held by one of the Debtors, shall continue in effect unaltered by the Plan, and shall continue in existence to assist the Plan Administrator in implementing the Plan, unless and until the Plan Administrator may determine to dissolve the corporate existence of the Debtors to the extent such dissolution is consistent with the Plan.	Class 5G Equity Interests cancelled. Class 5A-F and H-Q Equity Interests unaltered

[3]	Recovery depends primarily on recoveries under the Lawsuit and Avoidance Actions.

     I. PURPOSE OF DISCLOSURE STATEMENT
     This Disclosure Statement is being furnished by Fedders North America, Inc., now known as FNA Liquidating, Inc., and its parent, and subsidiary and affiliated debtors (the “Debtors”), and Goldman Sachs Credit Partners, L.P., Camulos Master Fund, L.P. and Highland Capital Management L.P. (collectively, the “Term Lenders”, and together with the Debtors, the “Plan Proponents”), as proponents of the Debtors’ and Term Lenders’ Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code, dated as of June 6, 2008 (including all exhibits thereto and as may be amended from time to time, the “Plan”, a copy of which is attached hereto as Appendix A), pursuant to section 1125 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended (the “Bankruptcy Code”). This Disclosure Statement is provided in connection with the solicitation of votes (the “Solicitation”) for the acceptance or rejection of the Plan, as it may be amended, altered, modified or supplemented from time to time in accordance with its terms, the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).
     The Bankruptcy Code requires that the party proposing a Chapter 11 plan prepare and file with the Bankruptcy Court a document called a “disclosure statement.”
     This Disclosure Statement summarizes the Plan’s contents and provides information relating to the Plan and the process the Bankruptcy Court will follow in determining whether to confirm the Plan. This Disclosure Statement also discusses the events leading to the Debtors’ filing of the Chapter 11 Cases and describes the main events that have occurred in the Debtors’ Chapter 11 Cases. This Disclosure Statement also describes the Chapter 11 voting procedures and the confirmation process. Finally, this Disclosure Statement outlines risk factors associated with the Plan and certain potential federal income tax consequences to holders of Claims and Equity Interests.
     The Bankruptcy Code requires a disclosure statement to contain information of a kind, and in sufficient detail, to enable parties who are affected by the plan to vote intelligently for or against the plan or object to the plan, as the case may be. The Bankruptcy Court has determined that this Disclosure Statement contains adequate information and may be provided to you to solicit your vote on the Plan.
     For purposes of this Disclosure Statement, all capitalized terms not otherwise defined shall have the meaning ascribed to them in the Plan, except as expressly provided or unless the context clearly requires otherwise. Whenever the context requires, such meaning shall be equally applicable to both the singular and the plural form of such terms, and the masculine gender shall include the feminine and the feminine gender shall include the masculine. Any term used in initially capitalized form in this Disclosure Statement that is not defined herein but is used in the Bankruptcy Code shall have the same meaning ascribed to such term in the Bankruptcy Code.
     All holders of Claims should carefully review both this Disclosure Statement and the Plan before voting to accept or reject the Plan. Indeed, holders of Claims should not rely solely on this Disclosure Statement but also should read the Plan.

     II. DISCLAIMER
     THIS IS A SOLICITATION BY THE PLAN PROPONENTS, AND IS NOT A SOLICITATION BY THEIR RESPECTIVE ATTORNEYS, FINANCIAL ADVISORS OR OTHER PROFESSIONAL ADVISORS. INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO A CERTIFIED AUDIT.
     THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN AS WELL AS CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE PLAN PROPONENTS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. THE FINANCIAL INFORMATION SUMMARIES AND OTHER DOCUMENTS ATTACHED HERETO OR INCORPORATED BY REFERENCE HEREIN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE UNDERLYING FINANCIAL INFORMATION AND DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, OR THE FINANCIAL INFORMATION AND OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR THE FINANCIAL INFORMATION AND OTHER DOCUMENTS, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.
     MOREOVER, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, WAIVER OR STATEMENT AGAINST INTEREST BUT RATHER SHOULD BE CONSTRUED AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTORS. THE PLAN PROPONENTS MAKE THE STATEMENTS AND PROVIDE THE FINANCIAL INFORMATION CONTAINED HEREIN AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.
     HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DATE HEREOF UNLESS SO SPECIFIED. EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE THEREFOR SHOULD CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT AND THE EXHIBITS TO BOTH DOCUMENTS IN THEIR ENTIRETY BEFORE CASTING A BALLOT.
     THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY PERSONS DESIRING ANY SUCH ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS. NO PARTY IS AUTHORIZED TO PROVIDE TO ANY OTHER PARTY ANY INFORMATION CONCERNING THE PLAN OTHER THAN THE CONTENTS OF THIS DISCLOSURE STATEMENT. THE PLAN PROPONENTS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING

THE DEBTORS OR THE VALUE OF THE DEBTORS’ PROPERTY OTHER THAN THOSE SET FORTH IN THIS DISCLOSURE STATEMENT. HOLDERS OF CLAIMS SHOULD NOT RELY ON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN.
     THE DEBTORS’ MANAGEMENT, THE COURT APPROVED CHIEF RESTRUCTURING OFFICER, AND THE TERM LENDERS HAVE REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE PLAN PROPONENTS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED.
     ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
     THE PLAN PROPONENTS ALSO HAVE MADE A DILIGENT EFFORT TO IDENTIFY IN THIS DISCLOSURE STATEMENT PENDING LITIGATION CLAIMS AND PROJECTED OBJECTIONS TO CLAIMS. HOWEVER, NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO CLAIM IS, OR IS NOT, IDENTIFIED IN THIS DISCLOSURE STATEMENT. THE DEBTORS OR ANY OF THE TRUSTEES APPOINTED IN ACCORDANCE WITH THE TERM LENDERS’ LIQUIDATING TRUST OR THE GUC LIQUIDATING TRUST MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE LITIGATION CLAIMS AND PROJECTED OBJECTIONS TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.
     III. GENERAL INFORMATION ON CONFIRMATION PROCEDURE AND VOTING
          3.1 Confirmation Hearing.
     To confirm the Plan, the Bankruptcy Court must hold a hearing to determine whether the Plan meets the requirements of the Bankruptcy Code (the “Confirmation Hearing”). The Bankruptcy Court has scheduled the Confirmation Hearing for [INSERT DATE & TIME] (Prevailing Eastern Time).
          3.2 Objections To Confirmation.
     Any party in interest may object to confirmation of the Plan and appear at the Confirmation Hearing to pursue such objection. The Bankruptcy Court has set [INSERT DATE AND TIME] (Prevailing Eastern Time) as the deadline for filing and serving objections. Objections to confirmation must be filed with the Bankruptcy Court at the following address:

Office of the Clerk
U.S. Bankruptcy Court for the
District of Delaware
824 Market Street, 3rd Floor
Wilmington, DE 19801
with a copy served upon counsel to the Debtors:

Norman L. Pernick, Esquire	Irving E. Walker, Esquire
J. Kate Stickles, Esquire	Cole, Schotz, Meisel, Forman & Leonard, P.A.
Cole, Schotz, Meisel, Forman & Leonard, P.A.	111 South Calvert Street, Suite 2350
1000 N. West Street, Suite 1200	Baltimore, MD 21202
Wilmington, DE 19801
and a copy served upon counsel for Goldman Sachs Credit Partners, L.P., as Administrative Agent and Collateral Agent for the Term Lenders:

Stephen Karotkin, Esquire	Mark D. Collins, Esquire
Morgan Bale, Esquire	Richards, Layton & Finger, P.A.
Weil Gotshal & Manges LLP	One Rodney Square
767 Fifth Avenue	920 North King Street
New York, NY 10153	Wilmington, DE 19801
and a copy served upon counsel for Highland Capital Management L.P.:

Lenard M. Parkins, Esquire	Thomas G. Macauley, Esquire
Judith Elkin, Esquire	Zuckerman Spaeder LLP
Haynes & Boone LLP	919 Market Street, Suite 990
153 East 53rd Street	Wilmington, DE 19801
New York, NY 10022
and a copy served upon counsel to the Creditors’ Committee:

Robert J. Stark, Esquire	Steven D. Pohl, Esquire
Brown Rudnick Berlack Israels LLP	Jeremy B. Coffey, Esquire
Seven Times Square	Brown Rudnick Berlack Israels LLP
New York, NY 10036	One Financial Center
Boston, MA 02111
Victoria W. Counihan, Esquire
Donald J. Detweiler, Esquire
Greenberg Traurig, LLP
1007 North Orange St., Suite 1200
Wilmington, DE 19801

and a copy served upon counsel to the United States Trustee:

Richard L. Schepacarter, Esquire
Office of the United States Trustee
J. Caleb Boggs Federal Building
844 King Street, Room 2207
Lockbox 35
Wilmington, DE 19801
          3.3 Solicitation Package.
     Each person entitled to vote to accept or reject the Plan is being provided with (1) this Disclosure Statement; (2) the Plan; (3) notification of (a) the time by which ballots to accept or reject the Plan must be submitted, (b) the date, time and place of the hearing to consider confirmation of the Plan and related matter, and (c) the time for filing objections to the Plan; and (4) a Ballot to be used in voting to accept or reject the Plan. Any person who receives the Disclosure Statement but does not receive a ballot and who believes that he is entitled to vote to accept or reject the Plan or who believes he received an incorrect ballot should contact the Balloting Agent at the address or telephone number set forth in Section 3.5 of the Disclosure Statement.
          3.4 Voting On The Plan.
          3.4.1 Who May Vote. Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan (i.e. Classes 2A-Q, 3A-Q, and 4A-Q), or the holder of a Claim that has been temporarily Allowed for voting purposes only under Bankruptcy Rule 3018(a), shall be entitled to vote separately to accept or reject the Plan as provided for in such order as is entered by the Bankruptcy Court approving the Disclosure Statement, or any other order or orders of the Bankruptcy Court. For purposes of calculating the number of Allowed Claims in a Class that has voted to accept or reject the Plan under section 1126(c) of the Bankruptcy Code, all Allowed Claims in such Class held by one entity or its “affiliate” (as defined in the Securities Act of 1933 and the rules and regulations promulgated with respect to such Act) shall be aggregated and treated as one Allowed Claim in such Class; provided, however, that Claims acquired by an entity from unrelated entities shall not be aggregated for purposes of voting.
     Classes 2A-Q (Term Lenders Claims for each of the Estates), Classes 3A-Q (Other Secured Claims for each of the Estates) and Classes 4A-Q (Unsecured Claims for each of the Estates) are impaired under the Plan and the holders of such claims are the only parties entitled to vote to accept or reject the Plan. Administrative Expense Claims and Priority Tax Claims are not classified for voting purposes and the holders of such claims are unimpaired and not entitled to vote. Classes 1A-Q (Priority Non-Tax Claims) are unimpaired and are not entitled to vote. Classes 5A-Q (Equity Securities) are impaired under the Plan. Holders of Equity Interests shall not be entitled to vote on the Plan and are deemed to vote to reject the Plan.
          3.4.2 Eligibility. In order to vote on the Plan, you must hold a Class 2A-Q, 3A-Q or 4A-Q claim and have timely filed a proof of Claim or have a Claim that is identified on the

Debtors’ Schedule of Assets and Liabilities (the “Schedules”) that is not listed as disputed, unliquidated or contingent.
          3.4.3 Procedure/Voting Deadlines. In order for your vote to count, you must complete, date, sign and properly mail the enclosed Ballot (please note that envelopes have been included with the Ballot) to Logan & Company (the “Balloting Agent”) at the following address:
Logan & Company, Inc.
546 Valley Road
Upper Montclair, NJ 07043
     The Balloting Agent must RECEIVE original Ballots by mail or overnight delivery on or before 5:00 p.m. [INSERT DATE & TIME] (Prevailing Eastern Time) (the “Ballot Submission Deadline”). Except as otherwise provided, you may not change your vote once the Balloting Agent receives your Ballot.
     Any ballot that is timely received, that contains sufficient information to permit the identification of the claimant and that is cast as an acceptance or rejection of the Plan will be counted and will be deemed to be cast as an acceptance or rejection, as the case may be, of the Plan. Ballots timely received that are cast in a manner that indicates neither acceptance nor rejection of the Plan or that indicates both acceptance and rejection of the Plan will be counted as an acceptance.
     The following ballots will not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected:
          A. any ballot received after the Voting Deadline, unless the Debtors have granted an extension of the Voting Deadline with respect to such ballot;
          B. any ballot that is illegible or contains insufficient information to permit the identification of the claimant;
          C. any ballot cast by a person or entity that does not hold a claim in a class that is entitled to vote to accept or reject the Plan;
          D. any ballot cast for a claim designated as unliquidated, contingent or disputed or as zero or unknown in amount and for which no Rule 3018(a) motion has been filed; or
          E. any unsigned ballot.
          3.5 Additional Information.
     Any questions regarding (1) voting procedures, (2) the Solicitation Package, (3) the amount of a Claim, or (4) a request for an additional copy of the Plan, Disclosure Statement or any Exhibits to such documents should be directed to:

Logan & Company, Inc.
546 Valley Road
Upper Montclair, NJ 07043
fedders@loganandco.com
Telephone: 973-509-3190
     IV. GENERAL INFORMATION CONCERNING THE DEBTORS
          4.1 Prepetition Business Operations.
     Fedders North America, Inc., a corporation organized under the laws of the State of Delaware, its parent company, Fedders Corporation, a public corporation (whose stock is currently trading on an “over-the-counter” basis), and its direct and indirect subsidiaries and affiliates (collectively, the “Company”) was a global designer, manufacturer and marketer of low-cost, high quality air treatment products for the residential, commercial and industrial markets. The Company was established in 1896 and has been in the air treatment business for over 50 years. The Company’s products have been sold under the names “Fedders”, “Addison”, “Islandaire”, “Airtemp”, “Trion”, “Sun”, “Koppel”, “Eubank” and “MAC-10”, and include a wide range of residential and commercial heating and cooling equipment, air cleaners and humidifiers, such as central air conditioners, heat pumps, gas furnaces, ductless split systems, through-the-wall systems, window air conditioners, residential humidifiers and air cleaners, industrial and commercial electronic air cleaners, industrial and commercial fan filters, media filters and humidification systems.
     The Company maintained domestic facilities in Effingham, Illinois (owned); Orlando, Florida (owned); Longview, Texas (owned); East Setauket, New York (leased); Sanford, North Carolina (owned); and Liberty Corner, New Jersey (leased). The Company also owns dormant facilities in Walkersville, Maryland and Vienna, Georgia. It also maintained foreign facilities in Ningbo, China (leased in part and owned in part) (60% owned); Suzhou, China (leased); Qingpu, China (leased); Dadra, India (50% owned); Manila, Philippines (leased); and sales offices in the United Kingdom, Germany and India (leased). As of August 2007, the Company had approximately 1,600 employees, approximately 73 (16 in the United States) of whom are covered by collective bargaining agreements. The Company maintains its world headquarters in Liberty Corner, New Jersey.
          4.2 Prepetition Business Transition.
     In 1998, the Company’s product line consisted primarily of room air conditioners. Its products were sold primarily in North America, its manufacturing base was primarily in the United States and its customer concentration was high – approximately 60% of its products were sold to two customers, The Home Depot and Wal-Mart. The Company determined that the room air conditioner market was stagnant, as compared to the larger residential market for central air conditioners, gas furnaces and air cleaners, and the commercial and industrial air conditioner and air cleaner markets in the United States, China and India, which could generate sales at higher profit margins.

     Accordingly, in 1999, the Company initiated a fundamental change in its market focus and operations. From 1999 through 2005, the Company transformed itself into a more diversified company that could participate in the larger and more profitable ducted residential and commercial heating, ventilation, air conditioning and air filtration markets in North America, China and India. Towards these ends, the Company: (a) acquired Trion, Inc. and Envirco Corporation (two of the Debtors herein), manufacturers of residential, commercial and industrial air cleaning, filtration and humidification products, in 1999; (b) acquired Eubank Manufacturing Company, Inc. (renamed Eubank Coil Company, one of the Debtors herein) and Sun Manufacturing, Inc. (merged into Eubank Coil Company), companies that designed and manufactured wall-mount air conditioners for telecommunications and school applications (Eubank Coil Company designed and manufactured coils for use in air conditioners); (c) acquired Addison Products Company (renamed Fedders Addison Company, Inc., one of the Debtors herein), a manufacturer of commercial roof top air conditioners and water-sourced heat pumps, in 2004; (d) acquired 80% of Islandaire, Inc. (renamed Fedders Islandaire, Inc., one of the Debtors herein), a manufacturer and marketer of specialized through-the-wall packaged terminal air conditioners and heat pumps, in 2005; and (e) greatly expanded its manufacturing, research and development and other operations in China, where approximately 64% of the Company’s product, by sales volume, was produced as of the Petition Date.
     As part of this restructuring, the Company divested itself of certain non-core assets and implemented a plan to reduce operating costs significantly. Significant divestments included: (a) the Company’s sale of Polenz GmbH, a German subsidiary/distributor of HVAC products and (b) Melcor Corporation, a manufacturer of solid-state heat pump modules. The Company’s efforts to reduce operating costs included: (a) ceasing manufacturing and refurbishing of room air conditioners in Effingham, Illinois; (b) consolidating commercial air conditioner manufacturing from the Company’s Longview, Texas factory into its Orlando, Florida factory; (c) consolidating air filtration manufacturing from the Company’s Albuquerque, New Mexico factory into its Suzhou, China and Sanford, North Carolina factories; (d) consolidating air conditioning manufacturing in China from three factories to one factory; (e) consolidating all domestic warehousing from Company-owned and third-party warehouses into the Company’s Effingham, Illinois facility; and (f) consolidating all research and development activities into one facility in Qingpu, China.
     In addition, the Company ceased selling room air conditioners to two previously key customers (The Home Depot and Wal-Mart) due to unacceptably low sales margins and high working capital requirements.
          4.3 Debt Structure.
     Prior to March 20, 2007, the Company’s primary lender was Wachovia Bank, N.A., pursuant to a $75 million secured revolving credit facility dated as of January 31, 2006. Tightening availability under this facility caused the Company to seek replacement financing, which was obtained on March 20, 2007. Specifically, Fedders North America, Inc. and certain subsidiaries and affiliates (collectively, the “Loan Parties”) became parties to:
a.	Revolving Facility. A $40 Million Senior Secured Revolving Loan Facility dated as of March 20, 2007 (the “Revolving Facility”) with

Bank of America, N.A., as Administrative Agent, Collateral Agent and Lender (“BoA”) and General Electric Capital Corporation as Documentation Agent and Lender (“GECC”). As of the Petition Date, a principal balance of approximately $22.0 million was owed on this facility, which bore interest at a non-default interest rate of Prime plus 1% or LIBOR plus 2%.

b.	Term Facility. A $ 50 Million Senior Secured Term Loan Facility (the “Term Facility”) dated as of March 20, 2007 with Goldman Sachs Credit Partners, L.P. as Administrative Agent, Collateral Agent and Lender (“Goldman Sachs”). As of the Petition Date, a principal balance of approximately $46 million was owed on this facility, which bears interest at a non-default interest rate of Prime plus 11% or LIBOR plus 12%.
     To secure their obligations under the Term Facility and Revolving Facility, the Loan Parties executed Pledge and Security Agreements with Goldman Sachs, as Collateral Agent, and BoA, as Collateral Agent, pursuant to which such parties were granted liens on substantially all of the Loan Parties’ personal property. The Loan Parties also granted Goldman Sachs and BoA mortgage liens on the Loan Parties’ real property.
     Goldman Sachs and BoA, as Collateral Agents, and the Loan Parties executed an Intercreditor Agreement dated as of March 20, 2007 (the “Intercreditor Agreement”) which addressed the relative priority of Goldman Sachs’ and BoA’s liens on the Loan Parties’ assets. The agents and lenders under the Term Facility were given a first priority lien position on “Fixed Asset Collateral” and a second priority lien position on “Current Asset Collateral”, as such terms are defined in the Intercreditor Agreement. The agents and lenders under the Revolving Facility were given a first priority lien position on Current Asset Collateral, and a second priority lien position on the Fixed Asset Collateral.
     Separately, the Debtors were obligated with respect to approximately $155 million of 9 7/8% Senior Notes Due 2014 (the “Senior Notes”) pursuant to an Indenture dated as of March 8, 2004, among Fedders North America, Inc., as Issuer, and the Guarantors named therein and U.S. Bank National Association, as Trustee, as amended. In addition to these obligations, the Company had approximately $53.6 million of third-party trade debt, of which approximately $10.5 million was owed by Debtors (as opposed to non-Debtor affiliates).
          4.4 Events Leading To Chapter 11.
     The Company took significant steps, as described above, to diversify sales and earnings and increase efficiencies. Nevertheless, a series of events combined to adversely affect the Company’s performance and cause the present bankruptcy filings. Sales in 2006 decreased, primarily as a result of lower sales of room air conditioners due to planned reductions in sales volume to The Home Depot. In addition, the government-mandated HVAC market transition from 10 SEER to 13 SEER products caused distributors to purchase larger quantities of 10 SEER products in 2005 and depressed sales throughout the HVAC industry in 2006. A national slowdown in the residential construction market reduced sales further and continued to impact sales in 2007. Also negatively impacting sales in 2007 were (a) production constraints caused by limited working capital liquidity while the Company arranged for new financing that was secured in March 2007 and (b) an industry-wide decline in product shipments in the first quarter due to warmer-than-normal winter weather that affected heating product sales and the continuing effects of the transition to the new 13 SEER energy efficiency standards. These events, together with the effects of the business transition described above, resulted in a significant decline in net sales, from approximately $416 million in 2003 to approximately $279 million in 2006. Although a significant portion of this decline was an anticipated result of the Company’s overall strategic restructuring, as described above, the magnitude of the net sales decline exceeded expectations and created significant liquidity problems for the Company.
     Beginning in April 2007, and with the assistance of The Blackstone Group, the Company began an aggressive effort to address one cause of its liquidity problems by investigating the viability of an exchange offer by which some or all of the Senior Notes would be exchanged for the Company’s common stock, thereby reducing the Company’s significant interest expense. In May 2007, the Company advised Goldman Sachs and BoA that it was in default under the Term Facility and the Revolving Facility as a result of its failure to comply with certain financial covenants. In June 2007, the Company retained XRoads Solutions Group, a crisis management firm with extensive expertise in advising manufacturing companies such as the Company, to provide a situational assessment and identify strategic alternatives. In consultation with Blackstone, and after taking into account, among other things, the above-referenced event of default, and the anticipated cash needs of the Company, the Company determined that filing voluntary Chapter 11 petitions was in the best interest of all parties-in-interest in order to best protect the going concern value, including evaluating a sale of some or all of the Company’s businesses. The Company began the planning and preparations necessary for filing the petitions.

     V. THE BANKRUPTCY CASES
          5.1 The Chapter 11 Filings.
     On August 22, 2007 (the “Petition Date”), Fedders North America, Inc., its parent, and North American subsidiaries and affiliates (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The cases are being jointly administered as In re Fedders North America, Inc., et al., Case No. 07-11176 (BLS) (the “Chapter 11 Cases”). The other debtors that also filed for protection under Chapter 11 of the Bankruptcy Code on the Petition Date are:

Columbia Specialties, Inc.	Emerson Quiet Kool Corporation
(Case No. 07-11177)	(Case No. 07-11178)

Envirco Corporation (Case No. 07-11179)	Eubank Coil Company (Case No. 07-11180)

Fedders Addison Company, Inc.	Fedders Corporation
(Case No. 07-11181)	(Case No. 07-11182)

Fedders Holding Company, Inc.	Fedders, Inc.
(Case No. 07-11183)	(Case No. 07-11184)

Fedders International, Inc.	Fedders Investment Corporation
(Case No. 07-11185)	(Case No. 07-11186)

Fedders Islandaire, Inc.	Fedders Outlet, Inc.
(Case No. 07-11187)	(Case No. 07-11188)

Herrmidifier Company, Inc.	Island Metal Fabricating, Inc.
(Case No. 07-11189)	(Case No. 07-11190)

Rotorex Company, Inc	Trion, Inc.
(Case No. 07-11191)	(Case No. 07-11192)
Fedders non-North American subsidiaries, which include operations in China, India, the Philippines, Germany and the United Kingdom, were not included in the bankruptcy filing.
          5.1.1 Continuation of Business; Stay of Litigation.
     Since the Petition Date, the Debtors have continued to operate their businesses as debtors in possession under the Bankruptcy Code. Pursuant to the Bankruptcy Code, the Debtors are required to comply with certain statutory reporting requirements, including the filing of monthly operating reports. As of the date hereof, the Debtors have complied with such requirements, and intend to continue to comply with such requirements. The Debtors are authorized to operate their businesses in the ordinary course of business, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval. In accordance with the Bankruptcy Code, the Debtors are not permitted to pay any claims or obligations that arose prior to the Petition Date unless specifically authorized by the Bankruptcy Court. Similarly, claimants may not enforce any claims against the Debtors that arose prior to the Petition Date unless specifically authorized by the Bankruptcy Court. As debtors in possession, the Debtors have the right, under section 365 of the Bankruptcy Code, subject to the Bankruptcy Court’s approval, to assume or reject prepetition executory contracts and unexpired leases in existence as of the Petition Date. Parties to contracts or leases that are rejected may assert rejection damages claims as permitted by the Bankruptcy Code. See Section VIII of the Plan “Treatment of Executory Contracts and Unexpired Leases.”
     As a consequence of the bankruptcy filing, all pending litigation against the Debtors was stayed automatically by section 362 of the Bankruptcy Code and, absent further order of the Bankruptcy Court, no party may take any action to recover on prepetition claims against the Debtors.
          5.1.2 Professionals Retained in the Chapter 11 Cases.
          A. Debtors’ Professionals
     The Debtors retained certain attorneys and advisors to assist them in the administration of the Chapter 11 Cases. In connection with the commencement of the Chapter 11 Cases, the Debtors sought and obtained Bankruptcy Court approval for the retention of Saul Ewing LLP as their bankruptcy counsel. As of March 1, 2008, the Company retained Cole, Schotz, Meisel, Forman & Leonard, P.A. as their general bankruptcy counsel and Saul Ewing became Special Counsel. The Company also retained Chanin Capital Partners, LLC, Duff & Phelps Securities, LLC and Business Development Asia, LLC (collectively “Chanin”) as investment bankers to assist in the process of selling substantially all of their assets; Alvarez & Marsal North America, LLC as their financial advisor and to provide a chief restructuring officer and additional executives; Fasken Martineau DuMoulin LLP as their special Canadian counsel; UHY LLP as their independent auditor; and Buck Consultants, LLC as their employee compensation consultant.
          B. The Debtors’ Ordinary Course Professionals
     Separately, throughout the Chapter 11 Cases, the Debtors have employed certain other professionals to render postpetition services to the Debtors in the ordinary course of their businesses, pursuant to an order of the Bankruptcy Court dated September 18, 2007 (the “OCP Order”). The OCP Order establishes certain standards, guidelines and procedures for the Debtors’ retention and payment of ordinary course professionals during the Chapter 11 Cases. The OCP Order authorizes the Debtors to employ and compensate ordinary course professionals without additional approval from the Bankruptcy Court, subject to certain limitations. Among other limitations, the OCP Order requires each ordinary course professional to file a statement of disinterestedness pursuant to Bankruptcy Rule 2014, and limits monthly payments to each ordinary course professional to a $10,000 cap calculated on a rolling three-month average.

     In accordance with the terms of the OCP Order, every ninety days throughout the Chapter 11 Cases, the Debtors have submitted (and continue to submit) a statement to the Bankruptcy Court which reports the names of the ordinary course professionals, the amounts paid as compensation for services rendered and reimbursement of expenses incurred by each ordinary course professional during the previous ninety-day period, and a general description of the services rendered by each ordinary course professional.
          C. The Debtors’ Real Estate Brokers
     During the Chapter 11 Cases, the Debtors have received Court authorization to employ and retain certain real estate brokers with respect to the sale of certain parcels of real property. Specifically, by Orders of the Bankruptcy Court, the Debtors were authorized to retain and employ (i) Bruce Elliott and Associates, Inc. as their real estate broker with respect to the sale of a certain parcel of real property located in Vienna, Georgia; (ii) CB Richard Ellis, Inc. f/k/a Trammel Crow Services, Inc. as their real estate broker with respect to the sale of a certain parcel of real property located in Vienna, Georgia and a certain parcel of real property located in Walkersville, Maryland; and (iii) Devonshire Realty Ltd., d/b/a Coldwell Banker Commercial Devonshire Realty, as their real estate broker with respect to the sale of a certain parcel of real property located in Effingham, Illinois.
          D. The Appointment of the Official Committee of Unsecured Creditors
     On August 30, 2007, the United States Trustee for the District of Delaware (the “U.S. Trustee”) appointed an official committee representing general unsecured creditors (the “Creditors’ Committee”), pursuant to section 1102(a) of the Bankruptcy Code. The Creditors’ Committee is composed of the following members (i) U.S. Bank National Association, as Indenture Trustee; (ii) United Equities Commodities Company; (iii) Kurt Rechner c/o Tejas Securities Group, Inc.; (iv) Esopus Creek Advisors, LLC; (v) Deltec Recovery Fund, Inc.; (vi) Maytag Corporation; and (vii) DHL Global Forwarding.
     The Creditors’ Committee retained Brown Rudnick Berlack Israels LLP, as lead counsel, Greenberg Taurig LLP, as Delaware counsel, and Lowenstein Sandler PC, as Special Litigation and Conflicts Counsel for the Creditors’ Committee. The Creditors’ Committee retained Mesirow Financial Consulting, LLC as its financial advisor.
          E. The Appointment of the Noticing, Claims and Balloting Agent
     By Interim Order, entered August 27, 2007, and Final Order, entered October 10, 2007, the Court appointed Logan & Company, Inc. to serve as the noticing, claims and balloting agent for the Debtors (the “Balloting Agent” or “Claims Agent”, as the context requires).
          5.1.3 The “First Day” Orders.
     On the Petition Date, the Debtors filed a series of motions seeking relief from the Bankruptcy Court by virtue of so-called “first day” orders to ensure that their operations continued with the least possible disruption. First day orders are intended to facilitate a debtor’s smooth transition into bankruptcy. The first day orders obtained in these cases are customary for large Chapter 11 cases.
     The descriptions of the relief sought or obtained in the first day orders and in the Chapter 11 Cases set forth below and throughout this Disclosure Statement are summaries only and reference should be made to the actual pleadings and orders for their complete content.
     The first day orders entered at or near the commencement of the Chapter 11 Cases provide for, among other, things:
▪	the joint administration of the Chapter 11 Cases for procedural purposes to reduce the financial and other resources spent on administering the Chapter 11 Cases;

▪	the payment of prepetition compensation and benefits owed to employees (including, but not limited to, wages, salaries, vacation pay, reimbursable business expenses, health insurance and other benefits); the continuation of employee benefit plans and programs postpetition; and the direction for all banks to honor prepetition checks for payment of employee obligations;

▪	authorization to continue use of the established cash management system, existing bank accounts, and existing business forms and checks; continued use of intercompany transactions in ordinary course of business; and extension of time to comply with the requirements of section 345 of the Bankruptcy Code;

▪	the payment of certain prepetition tax claims and government charges;

▪	the prohibition of the Debtors’ utility services providers from discontinuing services on account of prepetition amounts outstanding and establishing procedures for utility providers to seek adequate assurance of the Debtors’ future performance;

▪	the honoring of certain prepetition obligations to customers under various warranty, rebate and other customer programs, and the continuation of customer programs postpetition;

▪	the payment of claims of certain essential suppliers;

▪	the payment of prepetition claims of certain affiliated entities located in China; and

▪	confirming administrative expense status to obligations arising from postpetition delivery of goods and a prohibition against third parties reclaiming goods or interfering with delivery of goods to the Debtors.

          5.1.4 Significant Events During the Chapter 11 Cases.
     In addition to the first day relief sought and received in the Chapter 11 Cases, the Debtors have sought and received authority with respect to various matters designed to assist in the administration of the Chapter 11 Cases and to maximize the value of the Debtors’ estates. Material events since the commencement of the Chapter 11 Cases are summarized below and include:
          A. Debtor in Possession Financing
     On the Petition Date, the Debtors filed a motion for Court approval of a debtor in possession credit agreement (as amended, the “DIP Loan Agreement”). The Court approved the DIP Loan Agreement pursuant to a final Order entered on October 5, 2007 (the “Final DIP Order”). Under the terms of the DIP Loan Agreement, the Debtors obtained a $33 million revolving line of credit. The maturity date of the DIP Loan Agreement has been extended through amendments and currently is the earlier of July 31, 2008 or the Effective Date.
     The proceeds obtained from the DIP Loan Agreement have been used to: (1) refinance in full all indebtedness under the Revolving Facility; (2) fund postpetition operating expenses incurred in the ordinary course of business; (3) pay fees and expenses associated with the DIP Loan Agreement; and (4) provide working capital and for general corporate purposes in accordance with a budget approved by Goldman Sachs, as Agent. As security for the repayment of the money loaned under the DIP Loan Agreement, the lenders under the DIP Loan Agreement (the “DIP Lenders”) obtained first-priority security interests on all of the Debtors’ property, subject only to a carve-out for the payment of professional and U.S. Trustee fees (the “Carve-Out”) and Other Priority Liens (as that term is defined in the DIP Loan Agreement).
          B. Employee Related Matters
     In connection with the filing of the Chapter 11 Cases, the Debtors obtained authorization from the Bankruptcy Court, by Order dated August 23, 2007, to (a) pay employees prepetition wages, salaries and other compensation, (b) continue certain employee benefit plans postpetition, including maintenance of health benefit plans and employee insurance plans, and (c) pay employees (other than employees who were officers or former officers of the Debtors) severance payments in accordance with the Debtors’ modified severance benefit plan. Subsequently, in November 2007, the Bankruptcy Court expanded the scope of its prior Order by authorizing the Debtors to make severance payments to all employees of the Debtors (other than three employees), with the exception that no employee with a title indicating he was an officer or former officer of the Debtors could be paid severance benefits in excess of $49,914.89.
               (a) The Retention and Incentive Motion
     On October 1, 2007, the Debtors filed a Motion for Entry of Order Authorizing and Approving (A) Performance-Based Incentive Program for Eligible Division and Corporate Employees; (B) Retention Program for Rank and File (Non-Insider) Residential and Corporate Employees; and (C) Performance-Based Officer Incentive Program (the “Retention and Incentive Motion”), which sought approval of various retention and incentive programs developed by the

Debtors, with the assistance of Buck Consultants, to prevent resignation of key employees during the Chapter 11 Cases and to maximize the value of the Debtors’ assets while operating in bankruptcy. After negotiations between the Debtors and various objecting parties, the Bankruptcy Court entered an Order on October 24, 2007 granting in part the relief sought in the Retention and Incentive Motion but reserving certain issues pending further consideration of the Bankruptcy Court. On November 5, 2007, the Bankruptcy Court entered a supplemental Order regarding the Retention and Incentive Motion.
     Pursuant to the October 24, 2007 and November 5, 2007 Orders approving the Retention and Incentive Motion, the Debtors were authorized to implement the following programs: (a) a performance-based incentive plan under which the Debtors were authorized to pay bonuses to approximately 155 eligible division and corporate employees if the Debtors attained certain benchmarks regarding forecasted EBITDA; (b) a retention program for approximately 34 rank and file (non-insider) residential and corporate employees which authorized the Debtors to pay eligible employees additional compensation for every four-week period they remained with the debtors between October 1, 2007 and February 29, 2008; and (c) a performance-based officer incentive program which authorized the Debtors to pay their seven senior officers certain incentive bonuses if the Debtors achieved specified EBITDA benchmarks and certain additional incentive payments based upon a percentage of proceeds realized upon a sale of the Debtors’ assets sold outside the ordinary course of business. Any payouts under the asset sale plan would be offset by any payments made under the EBITDA plan.
               (b) The Supplemental Retention Program
     On February 28, 2008, the Debtors filed a motion for entry of an order authorizing and approving a supplemental retention program for select non-insider employees. As noted above, the previously approved retention programs were designed, in part, to permit the Debtors to retain select key non-insider personnel through February 29, 2008, by which date it was anticipated that substantially all of the Debtors’ assets would be sold. In order to continue to facilitate the sale of certain remaining assets, and to ensure that select non-insider personnel were incentivized to remain with the Debtors, the Debtors developed the supplemental retention program. The Supplemental Retention Program provided that 10 non-insider employees would receive one week of additional compensation for every two week period they remained in the employ of the Debtors from February 29, 2008 through May 30, 2008, unless terminated for cause. Objections to the motion were filed by the United States Trustee and the Creditors’ Committee. Following negotiations between the Debtors and objecting parties, the Court entered an order, dated April 1, 2008, granting the motion and authorizing and approving the supplemental retention program for select non-insider employees.
               (c) Rejection of Employment Agreement
     On January 14, 2008, the Debtors filed a motion pursuant to section 365(a) of the Bankruptcy Code for authorization to reject an employment agreement between Fedders Corporation and Sal Giordano, Jr., dated as of September 30, 2006, which governed the terms and conditions of Mr. Giordano’s employment with Fedders Corporation as its executive chairman of the Board of Directors. Objections to the motion were filed by the Creditors’ Committee and Mr. Giordano and were raised informally by Highland Capital and the U.S.

Trustee. After negotiations between the Debtors and objecting parties, on February 4, 2008, the Bankruptcy Court entered an Order granting the motion and authorizing the rejection of the employment agreement, effective as of January 1, 2008. The Order is specifically limited to rejection of the employment agreement and is without prejudice to the claims, rights or remedies by the Debtors, their estates, the Creditors’ Committee or the U.S. Trustee against Mr. Giordano, and Mr. Giordano’s claims, rights or remedies against the Debtors, their estates and the Creditors’ Committee.
               (d) Termination of Split-Dollar Agreements
     Prior to the Petition Date, certain employees of the Debtors together with the Debtors entered into insurance agreements (the “Split-Dollar Agreements”), pursuant to which the Debtors implemented a “split-dollar” insurance plan with respect to life insurance policies to be obtained on the life of the employee (the “Split-Life Policies”). The program for the Split-Life Policies was designed such that premium payments were made by the Debtors, and the Debtors were to be reimbursed for such payments from the policies’ proceeds upon the applicable employee’s death. Pursuant to the Split-Dollar Agreements, the employee was required to collaterally assign the Split-Life Policy to the Debtors as security for the reimbursement of the amounts which the Debtors were to pay to the insurer.
     After commencement of the Chapter 11 Cases, the employees expressed an interest in terminating the Split-Dollar Agreements and taking over the obligations to pay the premiums, thereby releasing the collateral assignment and preserving the Split-Life Policies on the life of the employee(s). The parties entered into stipulation(s) with respect to termination of the Split-Dollar Agreements. On January 16, 2008, the Bankruptcy Court approved a Stipulation and Order Authorizing Relief from the Automatic Stay to Terminate Split-Dollar Insurance Agreement entered into between Fedders Corporation and Simone A. Muscarnera (“Muscarnera”). The Stipulation and Order provided that upon entry of the Order, the automatic stay provision of section 362 of the Bankruptcy Code is modified to the extent required to terminate the Split-Dollar Agreement. The Stipulation and Order further provided that subsequent to the termination of the agreement, the collateral assignment of the insurance policy shall be released in favor of Muscarnera and any interest held by the Debtors in the insurance policy will be deemed to be released to Muscarnera.
     Subsequently, several similar stipulations were entered into between the Debtors and key employees requesting court approval to modify the automatic stay to terminate the Split-Dollar Agreements, including: (i) on or about February 7, 2008, proposed stipulations between the Debtors and Robert L. Laurent, Jr., Kent E. Hansen, Salvatore Giordano III, Sal Giordano, Jr., Michael Giordano and Joseph A. Giordano were filed, which were approved by the Bankruptcy Court on February 25, 2008; (ii) on March 18, 2008, a proposed stipulation between the Debtors and Norman W. Swartz was filed, which was approved by the Bankruptcy Court on April 15, 2008; and (iii) on April 2, 2008, a proposed stipulation between the Debtors and Gordon E. Newman was filed, which was approved by the Bankruptcy Court on May 13, 2008.

               (e) Termination of Trust Agreement for Supplemental Retirement Plans
     On May 9, 2008, the Debtors filed a motion for entry of an order authorizing (i) Fedders Corporation to terminate the Trust Agreement dated as of January 1, 1997, as amended (the “Trust Agreement”), executed in connection with the Fedders Supplemental Retirement Plan, as amended, and the Fedders Supplemental Retirement Plan II, as amended (the “Top Hat Plans”) and the trust established pursuant to the Trust Agreement (the “Trust”), and to terminate the Top Hat Plans, (ii) authorizing Fedders to liquidate the investments held under the Trust Agreement, and (iii) directing turnover of the funds and assets held under the Trust Agreement to Fedders for the use and benefit of the Debtors’ estates.  As of December 31, 2007, the Trust held assets having a book value (without a market value adjustment) of $5,255,238, consisting of money market funds and restricted funds totaling $3,018,018 and unliquidated investments in certain illiquid closed end funds having a notional value of approximately $2,237,220.  The Debtors assert that the turnover of the Trust assets to Fedders is consistent with the Debtors’ effort to liquidate all assets of their estate for the benefits of creditors to fund a plan.  Further, in conjunction with a recent amendment to the DIP Agreement, the Debtors agreed to seek authority to terminate the Top Hat Plans and to convert the Trust assets to cash.  The Debtors seek only the authority to liquidate the Trust assets and to terminate the Trust Agreement, without prejudice to the claims and rights of the DIP Lenders, Term Lenders or the Creditors’ Committee.  Objections, if any, to the motion are due June 11, 2008.  The motion is scheduled for hearing on June 18, 2008.
     The Debtors have received offers totaling $1,140,000 for the purchase of long-term assets with a face value of $2,142,000.  Therefore, the estimated value of the assets, assuming consummation of offers received, would be approximately $4,151,500 for cash equivalent assets and approximately $100,000 of invested value in illiquid real estate.
          C. Vendor and Customer Issues
               (a) Relief at Commencement of Chapter 11 Cases
     In the Debtors’ efforts to maintain relationships and goodwill with certain of their vendors, customers, and other parties providing services, the Debtors obtained Orders from the bankruptcy court that authorized them to:
▪	honor certain prepetition obligations to customers under the Debtors’ various customer and incentive programs (including customer product warranties, cash discounts to distributors, rebates, travel incentives), and to continue and maintain such programs on a postpetition basis;

▪	pay prepetition claims of essential suppliers (discussed below);

▪	pay prepetition claims of certain affiliated entities (discussed below);

▪	grant administrative expense status to vendors and suppliers for undisputed obligations arising from outstanding orders relating to goods and services received and accepted by the Debtors after the Petition Date;

▪	pay vendors and suppliers for postpetition delivery of goods and services in the ordinary course of business;

▪	prohibit vendors, suppliers and other third parties from reclaiming or interfering with the postpetition delivery of goods or services to the Debtors; and

▪	grant administrative expense priority status for holders of valid reclamation claims (discussed below).
                 (b) Essential Suppliers
     At the commencement of the Chapter 11 Cases, the Debtors recognized the importance of preserving their key business relationships and determined that certain of their suppliers were essential to the uninterrupted functioning of the Debtors’ business operations (the “Essential Suppliers”) and that, without such parties’ essential goods and services, the Debtors likely would be unable to continue operating their businesses. Accordingly, the Debtors included among their first day motions a motion for authority to pay certain Essential Suppliers, which was granted by Order of the Bankruptcy Court dated August 23, 2007. The Order authorized, but did not require, the Debtors to pay all or part of the prepetition claims of Essential Suppliers up to an aggregate amount of $2.8 million. In return for receiving payment of these claims, the Essential Suppliers were required to extend trade credit terms to the Debtors that were at least as favorable as the most favorable terms in effect between the Essential Suppliers and the Debtors on an historical basis. In accordance with the Court order, the Debtors paid approximately $250,000 in prepetition claims of Essential Suppliers.
               (c) Essential Affiliated Entities
     On the Petition Date, the Debtors also filed a motion for authority to pay a portion of the prepetition claims of certain essential affiliated entities and/or their vendors, which was granted by the Bankruptcy Court on August 23, 2007. The order authorized, but did not require, the Debtors to pay all or part of the prepetition claims of the China Entities (as defined in the motion) and/or their key vendors in an amount not to exceed $2.7 million. In return for receiving payment of these claims, the China Entities and/or their key vendors were required to extend trade credit terms to the Debtors that were at least as favorable as the most favorable terms in effect between the China Entities and the Debtors on an historical basis. In accordance with the Court order, the Debtors paid approximately 1.7 million in prepetition claims of the China Entities.
                (d) Reclamation Claims
     The Debtors anticipated upon commencement of the Chapter 11 Cases that certain vendors and suppliers would attempt to assert their right to reclaim goods delivered to the Debtors shortly before or soon after the Petition Date pursuant to section 546(c) of the Bankruptcy Code and the Uniform Commercial Code. As part of the “first day” motions, the Debtors sought authority to establish procedures for processing and reconciling reclamation claims and sought certain initial relief in connection with the treatment of reclamation claims. The Bankruptcy Court entered an Order granting the motion on August 23, 2007. The Order established preliminary reclamation procedures in order to facilitate the Debtors’ continued operations and to enable the Debtors to conduct an orderly and thorough review and evaluation of the reclamation claims. The Order also provided that reclamation claims determined by the Debtors to be valid would be granted administrative expense priority status under section 503(b)(1) of the Bankruptcy Code. The Order also prohibited vendors, suppliers and other third parties from reclaiming or interfering with the postpetition delivery of goods to the Debtors.
     The Debtors received approximately 16 reclamation claims, with an aggregate approximate amount of $570,000. Upon a thorough review and analysis of the reclamation claims, the Debtors determined that each of the asserted reclamation claims should be disallowed because, among other things, all of the goods sought to be reclaimed are subject to superior, first-priority security interests of the Debtors’ prepetition secured lenders and the Debtors’ postpetition secured lenders.
     On or about January 9, 2008, the Debtors filed with the Bankruptcy Court, and served upon all those creditors who asserted a reclamation claim, a Notice to Claimants With Respect to Asserted Reclamation Claims (the “Reclamation Notice”) notifying each claimant of the Debtors’ position that the allowed amount of each reclamation claim should be $0. The Reclamation Notice also established objection procedures in the event that any reclamation claimant disagreed with the allowed amount of the reclamation claims as proposed by the Debtors. Only one reclamation claimant submitted an objection to the Reclamation Notice and the Debtors intend to reach a consensual resolution with the objecting claimant to resolve their dispute concerning validity of the claim. As to the other claims subject to the Reclamation Notice, on February 23, 2008, the Court entered an order disallowing the reclamation claims
     On February 29, 2008, the Debtors filed with the Bankruptcy Court, and served upon a creditor who asserted a reclamation claim, a Supplemental Reclamation Notice notifying the claimant of the Debtors’ position that the allowed amount of the reclamation claim should be $0. The Supplemental Reclamation Notice also established objection procedures in the event that the reclamation claimant disagreed with the allowed amount of the reclamation claim as proposed by the Debtors. The reclamation claimant did not respond to the Supplemental Reclamation Notice and a proposed form of order disallowing the reclamation claim was filed with the Court.
          D. Unexpired Leases and Executory Contracts
     As of the Petition Date, the Debtors were parties to over 200 unexpired leases and executory contracts, including, among others, real property leases, equipment leases, trademark agreements, warranty agreements and supply agreements. During the pendency of the Chapter 11 Cases, the Debtors have evaluated the costs and potential benefits of these agreements.
     Section 365 of the Bankruptcy Code authorizes a debtor, subject to approval of the Bankruptcy Court, to assume or reject unexpired leases and executory contracts. Under the Bankruptcy Code, a debtor has until confirmation of a plan of reorganization to assume or reject executory contracts and unexpired leases of residential real property or of personal property of the debtor. A debtor in a Chapter 11 case ordinarily must assume or reject unexpired leases of nonresidential real property within sixty (60) days after commencement of the case. If a debtor fails to assume this type of lease within the applicable time period, the lease is deemed rejected.

The bankruptcy court may extend the relevant time periods for cause. If the contract or lease is rejected, any resulting rejection damages are treated as prepetition unsecured claims.
               (a) Real Property Leases
     Throughout the Chapter 11 Cases, the Debtors have been engaged in ongoing review of their unexpired nonresidential real property leases. Given the complexity of the Chapter 11 Cases, the Debtors determined that they would be unable to complete their analyses of all nonresidential real property leases during the initial 60-day time limitation prescribed in section 365(d)(4) of the Bankruptcy Code. Accordingly, the Debtors sought, and the Bankruptcy Court approved, a 90-day extension of time in which to assume or reject their unexpired leases of nonresidential real property. Thereafter, the Debtors required a further extension of the time to assume or reject two remaining leases – the Debtors’ headquarters in Liberty Corner, New Jersey and the Debtors’ sales office in Albuquerque, New Mexico. The Debtors obtained the prior written consent from two landlords for a one hundred-twenty (120) day extension of the time period, until July 17, 2008, to assume or reject the leases, which extension was approved by order of the Bankruptcy Court. After negotiations with the landlord for the headquarters lease in Liberty Corner, New Jersey, Fedders Corporation and the landlord agreed to amend the lease to reduce the space originally occupied by the Debtors with a commensurate significant reduction of the rent expense to give each party the right to terminate the lease after notice and authorizing rejection of the lease in accordance with the terms of the lease amendment. The Debtors filed a motion with the Bankruptcy Court on May 21, 2008, requesting approval of the lease amendment. The motion is scheduled to be heard on June 18, 2008. Objections to the motion are due June 11, 2008.
     The Debtors were party to a nonresidential lease and nonresidential sublease with MCT Industries, Inc. and MIOX Corporation, respectively, for certain real property located in Albuquerque, New Mexico (the “Albuquerque Property”). The Albuquerque Property consisted of a 63,000 square foot facility used by the Debtors for the design and manufacture of certain filters and clean air products. The Debtors sought to reject both the lease and sublease of the Albuquerque Property, and the Bankruptcy Court approved rejection of both leases effective as of January 1, 2008.
               (b) Executory Contracts and Personal Property Leases
     Since the Petition Date, the Debtors have instituted an internal process to review all executory contracts and personal property leases to evaluate the economic costs and benefits associated with each of them. The Debtors have rejected several of their larger executory contracts and unexpired personal property leases since the Petition Date.
                    (i) Maytag Trademark License Agreement.
     Fedders North America, Inc. (“FNA”) and Maytag Corporation (“Maytag”) were parties to a trademark license agreement (the “Trademark Agreement”) pursuant to which FNA was granted the exclusive license to use Maytag trademarks, service marks, trade names, copyrights and related trade dress for use on room air conditioning products and dehumidifiers. In exchange for this license, FNA was obligated to make certain royalty payments and provide certain warranty services as specified in the Trademark Agreement. The Debtors ceased production of all Maytag-branded products prior to the Petition Date and, due to the costs associated with the Trademark Agreement, sought Bankruptcy Court approval to reject the Trademark Agreement as of the Petition Date. Upon entry of an order dated September 20, 2007, the Bankruptcy Court granted the Debtors’ motion to reject the Trademark Agreement. The Bankruptcy Court’s Order specifically provided that rejection of the Trademark Agreement did not affect any customer warranties required under the Trademark Agreement with respect to purchasers of Maytag-branded products manufactured by the Debtors (the “Warranties”), and authorized the Debtors to honor the Warranties. The Debtors determined that their financial situation precluded them from honoring the Warranties and, after negotiations between the parties, Maytag sought approval of the Bankruptcy Court to provide temporary warranty services to consumers on Maytag-branded products manufactured by the Debtors (the “Temporary Program”). The Temporary Program was approved by the Bankruptcy Court by an order dated October 19, 2007, and was subsequently extended through April 15, 2008, pursuant to an order dated January 16, 2008.
                    (ii) Rejection of Service Agreements.
     Fedders North America, formerly d/b/a Fedders Appliances, is a party to certain service agreements (the “Service Agreements”) with approximately 1200 service providers who have provided warranty services within the last two years (the “Servicers”). The Service Agreements set forth the terms and conditions by which the Servicers provided parts and labor to repair and/or replace defective parts covered under Fedders North America’s limited written warranties. Pursuant to the Service Agreements, Fedders North America was required to pay the Servicers for the labor and services provided to the owners of products covered by the warranties. Since the Debtors sold substantially all of the assets of Fedders North America and Airwell-Fedders North America, Inc. became responsible for the warranty obligations arising from the sale of products after the closing of the sale, the Debtors filed a motion to reject the Service Agreements, effective May 20, 2008. Objections to the motion are due June 11, 2008. A hearing on the motion is scheduled for June 18, 2008.
                    (iii) Miscellaneous executory contracts and leases.
     Since the Petition Date, the Debtors identified several unexpired miscellaneous contracts and leases that no longer were required for the Debtors’ business operations. The Debtors have filed several motions to reject specific contracts and leases, which have resulted in the rejection of such contracts and unexpired leases, including leases for company vehicles no longer being used, a contract for coordination of a customer travel incentive program, a telephone service maintenance agreement and a product supply agreement.
          E. Extension of the Exclusive Right to File and Confirm a Plan
     Pursuant to Bankruptcy Code section 1121, the Debtors are afforded initial periods of 120 days and 180 days from the Petition Date during which they have exclusive rights, respectively, to file and to solicit acceptances of a plan or plans of reorganization (collectively, the “Exclusive Periods”). By motions filed with the Bankruptcy Court, the Debtors have requested several relatively short extensions of the Exclusive Periods. By order dated January 17, 2008, the Bankruptcy Court extended the Debtors’ exclusive time to file a plan or plans and to solicit acceptances thereof until February 29, 2008, and April 29, 2008, respectively. By Order dated March 25, 2008, the Bankruptcy Court further extended the Debtors’ exclusive time to file a plan or plans and to solicit acceptances thereof until April 14, 2008 and June 13, 2008, respectively. By Order dated May 15, 2008, the Court further extended the Debtors’ exclusive time to file a plan or plans and to solicit acceptances thereof until May 31, 2008 and July 30, 2008, respectively. On May 30, 2008, the Debtors filed a motion seeking an order: (i) extending by fourteen (14) days, through and including June 14, 2008, the time period during which the Debtors have the exclusive right to file a Chapter 11 plan, and (ii) extending by thirty-two (32) days, through and including August 31, 2008, the time period during which the Debtors have the exclusive right to solicit acceptances of a Chapter 11 plan. The motion is scheduled for hearing on June 18, 2008.
          F. Extension of Time to Remove Actions
     As of the Petition Date, the Debtors were parties to numerous judicial proceedings in which various claims on behalf of or against the Debtors were asserted in multiple forums throughout the country (collectively, the “Actions”). The period within which the Debtors had to remove actions was originally set to expire on November 20, 2007. By motions filed with the Bankruptcy Court, the Debtors have requested, and were granted, two extensions of the time to remove Actions. The current deadline for removing Actions was extended through and including May 19, 2008. Currently pending before the Bankruptcy Court is a motion to further extend the deadline for removing Actions through and including the Effective Date of a plan. The motion is scheduled for hearing on June 18, 2008. Objections to the motion are due June 11, 2008.
          G. The Claims Process
     The Debtors filed their Schedules of Assets and Liabilities (the “Schedules”) and Statements of Financial Affairs (the “Statements” and, together with the Schedules, the “Schedules and Statements”) on October 31, 2007. Among other things, the Schedules and Statements set forth the claims of known creditors against the Debtors as of the Petition Date, based upon the Debtors’ books and records. The Debtors reserve the right to amend the Schedules during the remaining pendency of the Chapter 11 Cases.
     The Bankruptcy Court set October 22, 2007, as the last day for parties to file requests for allowance of administrative claims pursuant to section 503(b)(9) of the Bankruptcy Code (the “Section 503(b)(9) Bar Date”). Approximately 401 proofs of claim, asserting claims totaling more than $5,285,030.81 against the Debtors’ bankruptcy estates, were filed in response to the Section 503(b)(9) Bar Date.
     The Bankruptcy Court set March 4, 2008 as the late date by which holders of certain prepetition claims against the Debtors were required to file proofs of claim (the “General Bar Date”). Pursuant to certain notice procedures, notice of the General Bar Date was mailed to all known potential creditors and all known equity holders. In addition, notice of the General Bar Date was published in The Wall Street Journal and in various local publications. Subject to certain limited exceptions identified in the Bar Date Order and, other than claims arising from the rejection of executory contracts and leases after the Bar Date, all proofs of claim must have been submitted by the General Bar Date. Approximately 1121 proofs of claim, asserting claims totaling more than $3,474,296,225.24, against the 17 Debtors, were submitted in response to the Bar Date. These proofs of claims were filed as follows:

Unsecured Claims:	$2,662,328,663.38 plus any unliquidated amounts
Secured Claims:	$803,954,625.47 plus any unliquidated amounts
Priority Claims:	$900,777.59 plus any unliquidated amounts
Administrative Claims:	$7,112,158.80 plus any unliquidated amounts
In certain instances, a holder of a claim filed a proof of claim against each of the 17 Debtors asserting an identical basis for liability, thus inflating the value of the claims.
     The Debtors are investigating the claims filed against the Debtors’ bankruptcy estates to determine the validity of the claims. As of the filing of this Disclosure Statement, the Debtors have filed 4 omnibus objections to claims. While the Bankruptcy Court will ultimately determine the liability amounts, if any, that will be allowed as part of the Chapter 11 Cases, the Debtors believe that a substantial number of claims will be disallowed.
          H. Sale of Substantially All of the Debtors’ Assets; Sale and Bidding Procedures
               (a) Sale and Bidding Procedures
     The Debtors have pursued the sale of substantially all of their operating assets. To this end, the Debtors’ investment bankers, Chanin, spent considerable time and effort marketing the Debtors’ business units by identifying and negotiating with potential purchasers and stalking horse bidders and pursuing auctions for each of the Debtors’ business units. These marketing efforts produced a number of potential purchasers, many of which executed confidentiality agreements and engaged in a due diligence review of materials relevant to the assets and the Debtors.
     In order to effectuate the prompt sale of most (but not all) of the business units and maximize the value of the estates for creditors and other parties in interest, the Debtors, with the Court’s approval, generally used uniform bidding and sale procedures (the “Bidding and Sale Procedures”) to facilitate the sale of their businesses. The Bidding and Sale Procedures were employed once the Debtors entered into a tentative agreement with the proposed purchaser (the “Proposed Purchaser”) and were designed to ensure that the assets sold were subject to higher and better offers. The principal terms of the Bidding and Sale Procedures provided for (i) the execution of confidentiality agreements by potential purchasers; (ii) the submission of specified bidding information by the potential purchasers including, an executed asset purchase agreement, certain financial information, a list of executory contracts and leases that the potential purchaser requires the Debtors to assume and assign to the potential purchasers, a list of each entity participating in the potential purchaser’s bid; (iii) a potentially forfeitable deposit; and (iv) an auction to be held by the Debtors following the submission of all qualified bids in which all qualified bidders, including the Proposed Purchaser, could participate. Furthermore, the Bidding and Sale Procedures also generally included certain purchaser protections (the “Purchaser Protections”), such as a break-up or termination fee and an expense reimbursement fee, to be paid to the Proposed Purchaser in the event that the Proposed Purchaser was outbid at the auction. The Purchaser Protections varied according to the individual sale. The Purchaser Protections were designed to facilitate the Bidding and Sale Procedures and obtain the highest and best price for the assets. A sale hearing to approve any proposed sale was held by the Bankruptcy Court before any proposed sale was consummated by the Debtors.
     Following is a summary of the Bankruptcy Court approved sales of substantially all of the Debtors’ operating assets.
               (b) Sale of Eubank Coil Company
     On December 21, 2007, the Debtors filed a motion seeking approval of the sale of substantially all of the assets of Eubank Coil Company (“Eubank”). Eubank, a Texas corporation with its principal place of business located in Longview, Texas, manufactured, marketed, promoted and sold air conditioning and refrigeration coils, air handler, evaporators and condensers. Eubank entered into an Asset Purchase Agreement (the “Eubank Agreement”) with National Coil Company, United Refrigeration, Inc., and Tersco Property Management Limited (collectively, the “Eubank Buyer”), dated December 14, 2007, for the sale of substantially all of the assets of Eubank, free and clear of all liens, claims and encumbrances. After extensive discussions and negotiations, the Eubank Buyer agreed to terms which constituted the highest and best offer for the Eubank Assets. The terms of the Eubank Agreement further provided that the Debtors would assume and assign certain executory contracts and unexpired leases associated with the Eubank Assets.
     The assets which were purchased pursuant to the Eubank Agreement included, subject to certain exclusions, the Debtors’ interest in (i) real property, buildings and improvements thereon located at 1998 F.M. 2011, Longview, Texas, 75603 (the “Eubank Real Property”); (ii) vehicles, equipment, inventory; (iii) contracts, leases and sales agreements; (iv) sales data and records, purchase records, customer and supplier lists; (v) governmental permits, licenses, registrations and approvals relating to the operation of Eubank to the extent transferable; and (vi) telephone numbers, market studies, product design documents and technical drawings, internet domain names and internet web sites relating to Eubank’s business (the “Eubank Assets”).
     On January 17, 2008, the Bankruptcy Court entered an order approving the sale of substantially all of Eubank’s assets pursuant to the terms and conditions of the Eubank Agreement. The Eubank Buyer paid $2,340,000 for the Eubank Assets and $1,000,000 for the Eubank Real Property. Pursuant to the terms of the Eubank Agreement, the Eubank Buyer also assumed certain liabilities of Eubank.
               (c) Sale of Fedders Islandaire, Inc.
     On December 24, 2007, the Debtors filed a motion seeking approval of the sale of substantially all of the assets of Fedders Islandaire, Inc. (“Islandaire”), free and clear of all liens, claims and encumbrances. Islandaire had approximately 120 employees and was headquartered in leased facilities in East Setauket, New York. Islandaire primarily manufactured replacement packaged terminal air conditioners (heating and cooling) for units that are no longer available from the original manufacturer. These products are generally used in older apartment buildings and hotels. In addition, Islandaire had its own standard products that were sold to the new construction market or used as replacement products. Islandaire entered into an Asset Purchase Agreement (the “Islandaire Agreement”) with Robert E. Hansen, Jr. (the “Islandaire Buyer”), dated December 24, 2007. The Islandaire Agreement provided for the sale of substantially all of the assets of Islandaire, the assumption by the Islandaire Buyer of certain liabilities, and Islandaire’s assumption and assignment to the Islandaire Buyer of certain executory contracts and unexpired leases.
     The assets purchased under the Islandaire Agreement included, in part, the Debtors’ interest in Islandaire’s (i) real property leases together with improvements thereon; (ii) personal property, including machinery, equipment, supplies and inventory pertaining to the operation of Islandaire’s business; (iii) licenses, contracts, assigned accounts receivable and warranties; and (iv) marketing and sales materials and proprietary rights. The Debtors were required under the Islandaire Agreement to assume certain executory contracts and unexpired leases and assign them to the Islandaire Buyer.
     Pursuant to the Bidding and Sales Procedures, notice of the potential sale to the Islandaire Buyer was given, and no party submitted a higher or better offer for substantially all of the assets of Islandaire. On January 17, 2008 the Bankruptcy Court entered an order approving the sale of substantially all of Islandaire’s assets pursuant to the terms and conditions of the Islandaire Agreement. The purchase price paid for Islandaire’s assets totaled $7,900,000 in cash along with the assumption of certain liabilities of Islandaire. The sale of Islandaire’s assets was consummated free and clear of all liens, claims and encumbrances.
               (d) Sale of Fedders Addison
     On January 14, 2008 the Debtors filed a motion seeking approval of the sale of substantially all of the assets of Fedders Addison Company, Inc. (“Addison”), free and clear of all liens, claims and encumbrances. The assets of Addison consisted of those assets used by Addison, one of the Debtors, in connection with its business operations. Addison had approximately 190 employees and maintained its headquarters and sole manufacturing facility in Orlando, Florida, which facility was owned by Addison. Addison was a manufacturer of semi-custom and custom commercial HVAC products, such as highly engineered rooftop packaged units, split systems, water source heat pumps and wall-mount units, for specialized applications in schools, supermarkets, hospitals and shopping centers. Addison was acquired by the Debtors in November 2004 for $7.8 million.
     Addison entered into an Asset Purchase Agreement (the “Addison Agreement”) with RG Adding LLC, a newly formed affiliate of Roberts-Gordon LLC (the “Addison Buyer”) dated January 11, 2008. The Addison Agreement provided for the sale of substantially all of the assets of Addison, the assumption by the Addison Buyer of certain liabilities, and Addison’s assumption and assignment to the Addison Buyer of certain executory contracts and unexpired leases.
     The assets sold under the Addison Agreement included the Debtors’ interest in Addison’s (i) owned real property, together with buildings, structures, facilities, fixtures and improvements thereon; (ii) personal property, including machinery, equipment, tooling, fittings, patterns, furniture, office equipment and supplies, vehicles, computer hardware, above ground storage tanks, spare and replacement parts and other tangible property; (iii) all items of inventory pertaining to the operation of the Addison business including materials and supplies, manufactured and processed parts and all work in process and finished products; (iv) licenses, contracts, assigned accounts receivable and warranties; and (v) marketing and sales materials, customer lists and assigned proprietary rights.
     Pursuant to the Bidding and Sales Procedures, notice of the potential sale to the Addison Buyer was given, and no party submitted a higher or better offer for substantially all of the assets of Addison. On February 7, 2008 the Bankruptcy Court entered an order approving the sale of substantially all of Addison’s assets pursuant to the terms and conditions of the Addison Agreement. The total purchase price paid for Addison’s assets was $14,400,000 in cash, plus the assumption of certain liabilities of Addison. The sale of Addison’s assets was consummated free and clear of all liens, claims and encumbrances.
(e)	Sale of Certain Assets of Fedders North America, Inc. and Emerson Quiet Kool Corporation / Residential Products Unit
     On February 13, 2008, the Debtors filed a motion seeking authority to sell certain assets which constituted a substantial portion of the Debtors’ residential HVAC products business (the “Residential Business”). The Debtors’ Residential Business designed, manufactured, and sold room air conditioners, central air conditioning condensing units and residential packaged units. The Debtors and certain of their non-Debtor foreign affiliates entered into several agreements for the sale of substantially all of the assets comprising the Residential Business (the “Residential Business Assets”). The sale of the Residential Business Assets was structured as three individual agreements with affiliated buyers described as follows:
     The U.S. Agreement. The Debtors executed an Asset Purchase Agreement (the “U.S. Agreement”) with Elco Holdings Ltd. (the “U.S. Purchaser”) for the sale of certain assets of the Residential Business (the “U.S. Assets”) on February 8, 2008. The U.S. Assets included, inter alia, (i) certain properties, interests and rights owned or held by the Debtors to conduct the operations of the Residential Business including the Debtors’ interest in inventory used in the Residential Business; (ii) transferable business licenses, intellectual property manufacturing assets; (iii) tangible manufacturing assets; (iv) sales support and promotional materials, advertising materials, production sales and marketing files; and (v) customer lists, supplier lists, production records, credit records, books and other records. The total purchase price for the U.S. Assets was $13,250,000.
     China R & D Asset Purchase Agreement. On February 8, 2008, an Asset Purchase Agreement was executed (the “R & D Agreement”), by and between Electra Air-Conditioning (Shenzhen) Co., Ltd., a company duly incorporated under the laws of the People’s Republic of China (“Electra” or the “R&D Purchaser”) and Fedders Air Treatment Research and Development (Shanghai) Co., Ltd., a company duly incorporated under the laws of the People’s Republic of China (“R & D”).4 The R & D Agreement provided for the sale of substantially all

[4]	R & D is a wholly-owned subsidiary of Fedders Investment Corporation, one of the Debtors. Electra is an affiliate of Elco, the U.S. Purchaser.

of the assets used in the business of R & D (the “R & D Assets”). The R & D Assets consisted of, inter alia, (i) testing and research equipment, drawings, and specifications; (ii) research and development reports; (iii) service and warranty records, and equipment logs; (iv) software programs and operating guides; and (v) other intellectual property and intangible assets used or developed in the operation of R & D. The total purchase price for the R & D Assets was approximately $3,651,368 plus certain assumed liabilities and adjustments and reductions as set forth in the R & D Agreement.
     China Tooling Agreement. An Asset Purchase Agreement was executed on February 8, 2008 (the “China Tooling Agreement”), by and between Electra (the “China Tooling Purchaser” and Fedders Shanghai Co., Ltd., a company duly incorporated under the laws of the People’s Republic of China (“FSC”).5 The assets sold under the China Tooling Agreement consisted of molds, tools, dies and other assets owned by FSC and used in the manufacture of parts assembled into goods for sale in connection with the operation of FSC, along with bills of material, drawings, specifications and other written records to which FSC has any rights that may be transferred. The aggregate purchase price for the assets sold pursuant to the China Tooling Agreement was $100,000, plus approximately $200,000 in third-party payments, which amount was then deducted from the sales price for the U.S. Assets. That transaction is not yet fully closed, but, in any event will not yield proceeds for the benefit of the Debtors’ estates due to FSC’s obligations in China.
     Pursuant to the Bidding and Sales Procedures, notice of the potential sale to the U.S. Purchaser, R &D Purchaser and the China Tooling Purchaser was given, and no party submitted a higher or better offer for the U.S. Assets, R & D Assets or assets sold pursuant to the China Tooling Agreement, respectively.
               (f) Sale of Indoor Air Quality (IAQ)
     On April 29, 2008, the Debtors filed a motion for an order approving the sale of certain assets of (a) Fedders International, Inc., (b) Herrmidifier Company, Inc., (c) Trion, Inc. (d) Envirco Corporation, and (e) Trion Limited and the sale of the stock of (i) Trion GmbH and (ii) Fedders Indoor Air Quality (Suzhou) Co., Ltd. (collectively, the “Indoor Air Quality Businesses” or “IAQ”). After lengthy discussions and negotiations, the Company entered into an Asset Purchase Agreement with the Purchasers, Tomkins Industries, Inc., Tomkins Finance, PLC, Air System Components Investments China Limited, and Ruskin Air Management Limited (collectively, the “Tomkins Purchasers”) to sell the assets for a total of $25,000,000 in cash plus the Assumed Liabilities (as defined in the Asset Purchase Agreement), subject to certain adjustments and reductions. The assets to be sold to the Tomkins Purchasers consist of substantially all of FI, Herrmidifier, Trion, Trion Limited and Envirco’s interests and rights to the assets used in the conduct of the business of FI, Herrmidifier, Trion, Trion Limited and Envirco, other than certain excluded assets.

[5]	FSC is a wholly-owned subsidiary of FNA Mauritius, Co., Inc., which is wholly-owned by Fedders Investment Corporation.

     Pursuant to the Bidding and Sales Procedures, notice of the potential sale to the Thomkins Purchasers was given, and no party submitted a higher or better offer for substantially all of the assets of IAQ. On May 22, 2008, the Bankruptcy Court entered an order authorizing the transaction. As of the date of this Disclosure Statement, the Debtors are in the process of consummating the transaction.
          I. Sales Approved Outside of Bidding and Sale Procedures
               (a) Universal Comfort Products Private, Ltd.
     Through their wholly-owned non-debtor subsidiary Fedders International Air Conditioning PVT, Ltd. (“FIAC”), the Debtors own a 50% interest in Universal Comfort Products Private, Ltd. (“Universal Comfort”), a joint venture organized under the laws of India. Universal Comfort operated two manufacturing facilities in India for the production of room air conditioners and ductless split air conditioning systems. The Debtors received Bankruptcy Court approval, by an order dated January 17, 2008, to transfer their interest in Universal Comfort to the non-affiliated partner in the joint venture, Voltas Limited (“Voltas”). Pursuant to the order, a series of transactions are being implemented by which FIAC’s ownership interest in Universal Comfort will be transferred to Voltas. These transactions include (a) a return of capital by Universal Comfort in conjunction with the purchase by Voltas of the Debtors remaining 43% interest in Universal Comfort; (b) payment by FIAC to Universal Comfort of approximately $1.8 million on account of a $2.4 million account payable to Universal Comfort; (c) FIAC’s assumption of separate obligations owed by Universal Comfort to the affiliated entities of the Debtors in the amount of $530,000; and (d) the release of the Debtors from the guaranty of one-half of an outstanding loan obligation owing on behalf of Universal Comfort to the State Bank of India.
               (b) Xi’an Fedders Dong Fang Air Conditioning Compressor Co., Ltd.
     By order dated January 17, 2008, the Debtors were authorized to transfer their interest in Xiian Fedders Dong Fang Air Conditioning Compressor Co., Ltd. (“FDF”) to Xi’an Oriental Group Co., Ltd. (“Xi’an Oriental”). FDF was a joint venture organized under the laws of the People’s Republic of China, created for the purpose of manufacturing rotary compressors for residential air conditioners. The relief granted by the order permitted the Debtors to transfer their 50% interest in FDF to their joint venture partner, Xi’an Oriental. The Debtors transferred their 50% interest to Xi’an Oriental for total gross consideration in the amount of $900,000 (USD). Credited against this amount was $127,000 owed by a non-debtor affiliate of the Debtors, Fedders Suning Nanjing Co., Ltd. The balance of the amount due under the sale is payable to the Debtors in two installments, payment of which is based upon obtaining approval of the transfer by certain government entities.
               (c) Vienna, Georgia Real Property
     By order dated November 15, 2007, the Bankruptcy Court authorized Eubank Coil Company to sell a parcel of real property, located in Vienna, Georgia, to LL Enterprises, LLC d/b/a The Lining Company, LLC. The relief granted by the order permitted the Debtors to sell an approximately 6 acre parcel of real property which contained a 70,000 square foot building

(“Vienna Property”). The building located on the Vienna Property was used by the Debtors as a manufacturing facility, warehouse and distribution center. The sale agreement provided for a $600,000 purchase price. The proposed buyer of the Vienna Property failed to obtain the required financing to consummate the purchase and, consequently, the property remains on the market.
               (d) Effingham Lab Test Facilities
     By order dated February 25, 2008, the Bankruptcy Court authorized the Debtors to sell certain surplus lab facilities (the “Lab Facilities”) located at the Debtors’ facility in Effingham, Illinois to Enertech Manufacturing LLC (“Enertech”). The Lab Facilities were utilized for the recordation of test data with respect to air conditioners and heat pumps. Enertech purchased the Lab Facilities for an aggregate purchase price of $150,000 and paid all costs and expenses involved with removal of the Lab Facilities from the Debtor’s Effingham facility. The sale was consummated in March 2008.
          J. Miscellaneous Sale Procedures
     To facilitate the sale of these nonessential assets and to minimize unnecessary administrative expenses, the Debtors filed a motion on February 7, 2008 seeking to establish procedures to streamline the sale of any assets for aggregate consideration under a certain dollar threshold and to permit such sales to be consummated without further Bankruptcy Court approval. The Bankruptcy Court entered an order on February 28, 2008, (the “Miscellaneous Asset Sale Order”) establishing procedures for miscellaneous asset sales involving transfers of $100,000 or less in total consideration provided that no more than $250,000 worth of assets may be sold to an individual buyer pursuant to the Miscellaneous Asset Sale Order within a 45 day period. As of the filing of the Disclosure Statement, the Debtors had consummated sales under the Miscellaneous Asset Sale Order aggregating approximately $265,000. Following is a chart identifying the assets sold pursuant to the Miscellaneous Asset Sale Order:
Miscellaneous Asset Sales

Miscellaneous Asset	Consideration
Effingham Lab Equipment	$150,000
Residential Inventory	$90,000
Other Miscellaneous Equipment	$25,000
Total	$265,000
          K. Projected Future Recoveries
     Attached hereto as Appendix B is a chart, entitled “Remaining Unliquidated Assets”, which identifies projected recoveries from the Debtors’ remaining unliquidated assets and funds projected to be received from Court-approved transactions.

          L. Creditors’ Committee Prosecution of Claims on Behalf of Estate
     On January 17, 2008, the Creditors’ Committee filed a motion for authority to prosecute certain claims on behalf of the Debtors’ estates. The Creditors’ Committee alleges that certain claims exist on behalf of the Debtors’ estates against certain of the Debtors’ prepetition lenders (the “Lenders”), and against certain current and former officers and directors of the Debtors (collectively, the “Officers and Directors”). The Creditors’ Committee alleges that certain mismanagement by the Officers and Directors resulted in fraudulent conveyances and breach of certain fiduciary duties owed to the Debtors’ estates. Furthermore, it alleges that the Lenders were complicit in the actions of the Officers and Directors and, therefore, are tortiously liable for the wrongful actions of the Officers and Directors. The Creditors’ Committee alleges that the conduct of the three classes of defendants (insiders, outside Directors and the Lenders) caused as much as $150 million or more of damages against the Debtors. The Debtors, the Lenders, and the Officers and Directors vehemently objected to the motion to prosecute such claims and assert a complete denial of all the allegations set forth by the Creditors’ Committee.
     On April 14, 2008, the Court entered an order authorizing the Creditors’ Committee to prosecute certain claims on behalf of the Debtors’ estate. On March 27, 2008, the Creditors’ Committee filed the complaint on behalf of the Debtors’ estates against Goldman Sachs Credit Partners L.P., Bank of America, N.A., General Electric Capital Corporation, Highland Capital Management, L.P., Salvatore Giordano, Jr., Michael Giordano, Joseph Giordano, William J. Brennan, David C. Chang, Michael L. Ducker, Howard S. Modlin, Herbert A. Morey, S.A. Muscarnera, Anthony E. Puleo, Jitendra V. Singh, Robert L. Laurent, Kent E. Hansen, Peter Gasiewicz, Warren Emley, John Does and XYZ Companies 1-10, entitled Official Committee of Unsecured Creditors of Fedders North America, Inv., et al. on behalf of the Debtors Estates v. Goldman Sachs Credit Partners L.P. et al, Case No. 08-50549 (BLS). Proceedings with respect to the complaint are currently stayed. The Lenders and the Officers and Directors believe the litigation is without merit and intend to defend it vigorously.
          M. Collection of Accounts Receivable
               (a) Adversary Proceedings
     During the pendency of the Chapter 11 Cases, certain Debtors have filed adversary complaints in the Bankruptcy Court for turnover of property of the estate and to collect monies owed to the Debtors for goods sold to various defendants (the “Accounts Receivable Actions”).6 Each Accounts Receivable Action asserts that the defendant owes the Debtor an Account Balance, which constitutes property of the estate, and has refused and failed to pay such Account Balance to the Debtor. By the Accounts Receivable Actions, the Debtors request that the Court: (i) enter judgment in its favor and against the defendant in a specified sum; (ii) order the defendant to turnover and remit payment of the Account Balance (as defined in each complaint) to the Debtor, including post-judgment interest at the maximum legal rate from the date of judgment until paid; and (iii) grant such other and further relief as may be just and equitable. The Debtors anticipate that certain Defendants may assert defenses and set-off to the Accounts Receivable Actions.
               (b) Settlement of Account Receivable Claims
     In order to provide for the efficient administration of the collection of accounts receivable, and to provide a mechanism for the Debtors to enter into settlements with customers who owe money to the Debtors, on April 18, 2008, the Debtors filed the Debtors’ Motion Pursuant to Bankruptcy Rule 9019(b) for Order Fixing Class of Account Receivable Claims Within Which Claims May Be Settled Without Further Notice or Hearing. On May 6, 2008, the Bankruptcy Court granted the motion and authorized the Debtors to (a) settle claims against account debtors, without further notice or approval of this Court, so long as (i) the amount claimed by the Debtors does not exceed a proposed settlement with an account debtor by more than $100,000; and (ii) upon written notice to counsel to the Creditors’ Committee; the DIP Lenders and the prepetition secured term lenders (the “Notice Parties”). Absent an objection by the Notice Parties to the proposed settlement within five days, the Debtors are authorized to enter into and consummate the proposed settlement.

[6]	Following is a list of the Accounts Receivable Actions which were filed, all of which are currently pending, except for Adv. Pro. No.
08-50547 which Debtors dismissed on May 27, 2008, and was closed on May 28, 2008;

Adversary Proceeding Caption	Adv. Pro. No.
Fedders Corporation v. Menard, Inc.	08-50547-BLS
Fedders Corporation v. Genie Air Conditioning and Heating, Inc.	08-50548-BLS
Fedders Inc. et al v. HD Supply Facilities Maintenance, Ltd.	08-50601-BLS
Fedders North America, Inc. v. HD Supply Facilities Maintenance, Ltd.	08-50602-BLS
Fedders Corporation v. Allied Heating and Air Conditioning Sales Corp.	08-50626-BLS
Fedders Corporation v. Automatic Appliance Parts, Inc.	08-50627-BLS
Fedders Corporation v. Blasco Supply Inc.	08-50628-BLS
Fedders Corporation v. Century/AAA, Ltd., d/b/a AAA Supply	08-50629-BLS
Fedders Corporation v. FSD Group LLC f/k/a FSD Group, Inc., d/b/a Saez Di	08-50630-BLS
Fedders Corporation v. HVAC Plus, Inc.	08-50631-BLS
Fedders Corporation v. Vinrey, LLC d/b/a All HVAC RP	08-50632-BLS

     VI. KEY PROVISIONS OF THE PLAN
          6.1 Plan Objectives.
     The Plan provides for the liquidation and conversion of all of the Debtors’ respective assets to cash and the distribution of the proceeds thereof, net of certain fees and expenses, to holders of Allowed Claims in accordance with their relative priorities, except to the extent that the Term Lenders have agreed to the Term Lenders Settlement and otherwise as an accommodation and settlement of certain issues to permit payment of Administrative Expense Claims and other priority claims to the extent required for confirmation of the Plan.
     The Plan is a joint plan of liquidation and provides that the Debtors’ Chapter 11 Cases will be substantively consolidated for all purposes. Accordingly, and except as expressly provided for in the Plan, all provisions of the Plan, including without limitation the definitions and the provisions regarding distributions to creditors, shall apply to the assets and claims of the consolidated bankruptcy estates of the Debtors. All holders of Claims of the Debtors are encouraged to read the Plan and Disclosure Statement in their entirety before voting to accept or reject the Plan.
          6.2 The Term Lenders Settlement.
     The Plan is the product of diligent efforts by the Debtors and the Term Lenders to formulate a plan which provides for a fair allocation of the Debtors’ value, in an orderly manner, consistent with the provisions of the Bankruptcy Code. The Debtors and the Term Lenders have agreed to compromise and settle (the “Term Lenders Settlement”) all claims and controversies asserted by the Debtors or the Creditors’ Committee, or that could be asserted, with respect to (a) the Debtors’ and the Estates’ rights and claims under 11 U.S.C. § 506(c), as described in Schedule 1.47 of the Plan, and (b) any and all claims and issues by the Creditors’ Committee, or that could be asserted by the Debtors or the Creditors’ Committee with respect to the allocation or determination of values to any assets of the Estates that are not subject to duly perfected and validly enforceable security interests or liens (the “Unencumbered Asset Allocation Issue”), as described in Schedule 1.73 of the Plan. As discussed more fully in the Plan, as part of the Term Lenders Plan Settlement, the Term Lenders have agreed to make available from the Term Lenders Collateral the amounts necessary for payment of certain Allowed Administrative Expense Claims and certain other priority claims.
     The Term Lenders Settlement is embodied in the Plan, and reflected in the proposed Distributions to holders of Allowed Claims under the Plan. The Plan constitutes a motion, pursuant to Bankruptcy Rule 9019, and sections 105 and 1123 of the Bankruptcy Code to approve the Term Lenders Settlement which is embodied and incorporated in the Plan.
     The Plan Proponents believe that approval of the Term Lenders Settlement is the best way to ensure a prompt resolution of these Chapter 11 Cases and is in the best interest of all creditors. Absent the Term Lenders Settlement, the Debtors’ estates will be subject to complex, expensive litigation over the determination of the values of the unencumbered assets. Although the results of such litigation can never be predicted with complete certainty, the Plan Proponents believe that the likely outcome of such litigation would result in there being no funds available to pay holders of Allowed Administrative, Priority and General Unsecured Claims, other than any recovery from the Lawsuit and the Avoidance Actions. Because the Plan preserves the Lawsuit, the Plan Proponents believe the Plan is in the best interests of creditors and the Debtors’ estates. Further, the Plan Proponents believe that, under applicable standards, the Bankruptcy Court can and should approve the Term Lender Settlement embodied in the Plan.
          6.3 Classification And Treatment Of Claims And Equity Interests.
          6.3.1 Classification and Treatment of Claims and Equity Interests.
     The Plan provides for the treatment of Claims and Equity Interests. Following is a summary of the classifications and treatment of Claims and Equity Interests under the Plan.
          6.3.2 Administrative Expense Claims.
          A. General. As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims shall not be classified for the purpose of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article III of the Plan.
          B. Treatment. Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim, on the later of the Effective Date or the date that is ten (10) Business Days after such Administrative Expense Claim becomes an Allowed Administrative Expense Claim pursuant to a Final Order of the Bankruptcy Court, or as soon after such dates as is practicable; provided, however, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business of the Debtors may be paid by the Debtors or the Plan Administrator in the ordinary course, consistent with past practice of the Debtors and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.
          C. DIP Lenders Claims. The DIP Lenders Allowed Claims shall be paid in full in Cash on the Effective Date.
          D. Revolving Lenders Claims. The Revolving Lenders Allowed Claims that exist as of the Effective Date shall be paid in full in Cash upon the Effective Date from the Unencumbered Assets Allocation Amount. Any further Allowed Claims of the Revolving Lenders arising after the Confirmation Date, including the Revolving Lenders Indemnification Claim, shall be paid in full in Cash from the Unencumbered Assets Allocation Amount.
          E. Professional Compensation and Reimbursement Claims. All Professionals seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement for expenses incurred through and including the Effective Date under sections 503(b) of the Bankruptcy Code shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the

Effective Date by no later than the date that is forty-five (45) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court. If granted such an award by the Bankruptcy Court, such Professional shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) within ten (10) days after such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, or (ii) upon such other terms as may be mutually agreed upon by such holder of an Administrative Expense Claim and the Debtors or the Plan Administrator.
          F. Warranty Claims. Unless the Debtors or Plan Administrator agree in writing otherwise, all Warranty Claims asserted as Administrative Expense Claims shall be deemed to be Disputed Claims and shall be estimated for purposes of allowance and distribution under 11 U.S.C. § 502(c).
          G. Source of Funds for Payment. The Allowed Administrative Expense Claims shall be paid from the following sources (i) the Allowed Non-Section 506(c) Administrative Claims shall be paid from the Unencumbered Assets Allocation Amount, as part of the Term Lenders Plan Settlement; and (ii) the Allowed Administrative Expense Claims other than the Non-Allowed Section 506(c) Administrative Claims shall be paid from Cash of the Debtors’ estates constituting part of the Term Lenders’ Collateral, as part of the Term Lenders Plan Settlement, in full settlement and satisfaction of all claims assertable by the Debtors and their bankruptcy estates against the Term Lenders under 11 U.S.C. § 506(c) and with respect to the Unencumbered Assets Allocation Issues, including without limitation the claims in the Lawsuit based on 11 U.S.C. § 506(c). The agreement of the Term Lenders with respect to the Term Lenders Plan Settlement shall constitute a compromise and settlement within the meaning of 11 U.S.C. § 1123(b)(3) with respect to any and all issues that have been asserted, or may be asserted, inter alia, under 11 U.S.C. § 506(c) and with respect to the Unencumbered Assets Allocation Issues.
          6.3.3 Priority Tax Claims.
          A. General. As provided in section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims shall not be classified for the purpose of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article III of the Plan.
          B. Treatment. Except to the extent that any governmental unit entitled to payment of any Allowed Priority Tax Claim has previously agreed or agrees to a different treatment by stipulation or otherwise, pursuant to section 1129(a)(9) of the Bankruptcy Code, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, from the Unencumbered Assets Allocation Amount, Cash in an amount equal to such Allowed Priority Tax Claim, on the later of the Effective Date, and to the extent such Priority Tax Claim is not an Allowed Claim on the Effective Date, within thirty (30) days following allowance of such Claim.
          C. Source of Funds for Payment. The Allowed Priority Tax Claims shall be paid from the Unencumbered Assets Allocation Amount, as part of the Term Lenders Plan Settlement.

          6.4 Treatment Of Classified Claims And Equity Interests.
          6.4.1 Priority Non-Tax Claims (Classes 1A-Q).
          A. Impairment and Voting. Classes 1A-Q are not impaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan.
          (a) Treatment. Except to the extent that a holder of an Allowed Priority Non-Tax Claim has been paid by the Debtors prior to the Effective Date or has previously agreed or agrees to a different treatment by stipulation or otherwise, each holder of an Allowed Priority Non-Tax Claim shall receive, in full and complete satisfaction, settlement, and release of and in exchange for such holder’s Allowed Priority Non-Tax Claim, Cash in an amount equal to such Allowed Priority Non-Tax Claim on the later of the Effective Date or, to the extent such Priority Non-Tax Claim is not an Allowed Claim on the Effective Date, within thirty (30) days following allowance of such Claim.
          B. Source of Funds for Payment. The Allowed Priority Non-Tax Claims shall be paid from the Unencumbered Assets Allocation Amount, as part of the Term Lenders Plan Settlement.
          6.4.2 Term Lenders Claims (Classes 2A-Q).
          A. Impairment and Voting. Classes 2A-Q are impaired by the Plan. Each holder of an Allowed Term Lenders Claim is entitled to vote to accept or reject the Plan.
          B. Treatment.
               (i) For all purposes under the Plan, the Term Lenders shall be deemed to have Class 2A-Q Allowed Secured Claims. The Class 2A-Q claims shall be secured by a duly perfected first priority lien on all of the property and assets of the Debtors’ bankruptcy estates, other than the Unencumbered Assets Allocation Amount and the GUC Liquidating Trust Assets.
               (ii) The Term Lenders Liquidating Trust shall be established by the Debtors’ execution of the Term Lenders Liquidating Trust Agreement, a copy of which shall be included in the Plan Supplement, with such Agreement subject to amendment from time to time in a manner consistent with the Plan. The Plan Administrator also shall serve as the Trustee of the Term Lenders Liquidating Trust and shall be designated by the Term Lenders prior to the Disclosure Statement Approval Date.
               (iii) On the Effective Date, all of the Term Lenders Liquidating Trust Assets shall be transferred to the Term Lenders Liquidating Trust.
               (iv) On the Effective Date, the Beneficial Interests in the Term Lenders Liquidating Trust shall be distributed to the Term Lenders.

               (v) On the Effective Date, the Term Lenders shall be released and shall be deemed released from any and all claims, liabilities and causes of actions of the Debtors of every kind and nature (including all claims under Section 506(c) of the Bankruptcy Code), excluding solely the remaining claims asserted in the Lawsuit (which remaining claims do not include the Section 506(c) claims that are released hereunder). The Secured Claims of the Term Lenders shall be deemed to be Allowed Secured Claims with respect to the Term Lenders Collateral; provided, however, that the foregoing shall not prejudice or otherwise affect the claims asserted by the Creditors’ Committee in the Lawsuit (except as otherwise settled and released pursuant to the Plan), and the prosecution of the Lawsuit by the GUC Trustee. The pendency of the Lawsuit shall not delay or otherwise affect the Term Lenders’ rights to receive distributions under the Plan, including without limitation distributions from the Term Lenders Liquidating Trust.
               (vi) As part of the Term Lenders Plan Settlement, the Term Lenders shall make available from the Term Lenders Collateral the amounts necessary, in addition to the Unencumbered Assets Allocation Amount, for payment of the Allowed Administrative Expense Claims, Priority Non-Tax Claims, and Priority Tax Claims.
               (vii) To the extent the Term Lenders Claims exceed the amounts paid to them under Section 4.2 of the Plan, such excess shall constitute a Deficiency Claim and shall receive treatment and distribution under Class 4.
          6.4.3 Other Secured Claims (Classes 3A-Q).
          A. Impairment and Voting. Classes 3A-Q are impaired by the Plan. Each holder of an Allowed Other Secured Claim is entitled to vote to accept or reject the Plan.
          B. Treatment. On the Effective Date, unless a holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or has previously agreed or agrees to a different treatment by stipulation or otherwise, each holder of an Allowed Other Secured Claim shall receive (i) the amount of the proceeds actually realized from the sale of any Collateral securing such Claim, less the actual costs and expenses of disposing of such Collateral; or (ii) the Collateral securing such Claim, but in neither case in an amount greater than necessary to pay such Allowed Other Secured Claim in full, plus, if the Collateral securing such Allowed Other Secured Claim exceeds the Allowed amount of such Claim, any interest (including postpetition interest at the non-default rate) on such Allowed Other Secured Claim and any reasonable fees, costs or charges provided for under the governing agreements, to the extent of such excess value and to the extent allowed pursuant to section 506(b) of the Bankruptcy Code. To the extent that the amount of an Allowed Other Secured Claim exceeds the value of the Collateral securing such Claim, that portion of such Claim shall be treated as an unsecured Deficiency Claim in Class 4.
          C. Sale of Collateral After Effective Date. The Debtors or the Plan Administrator, as may be applicable, shall have the right, at any time subsequent to the Effective Date (i) to satisfy in full the obligations owed in respect of an Allowed Other Secured Claim by conveying to the holder of such Claim all of the right, title and interest in and to the property that is subject to the lien securing such Claim and/or (ii) to sell any property subject to a lien securing such Claim on the terms and subject to the conditions specified in the orders of the Bankruptcy Court and section 363 and the other applicable provisions of the Bankruptcy Code and the Bankruptcy Rules.
          D. Retention of Lien. Except as otherwise provided by an order of the Bankruptcy Court and section 363(f) of the Bankruptcy Code, the holder of an Allowed Other Secured Claim shall retain the lien securing such Claim as of the Confirmation Date until the distributions provided for in Section 4.2(b) of the Plan have been made to such holder.
          E. Subclasses. Each Allowed Other Secured Claim shall be deemed to be separately classified in a subclass of Class 3 and shall have all rights associated with separate classification under the Bankruptcy Code.
          6.4.4 General Unsecured Claims (Classes 4A-Q).
          A. Impairment and Voting. Classes 4A-Q are impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.
          B. Treatment.
               (i) The GUC Liquidating Trust shall be established by the Debtors’ execution of the GUC Liquidating Trust Agreement, a copy of which shall be included in the Plan Supplement, with such Agreement subject to amendment from time to time in a manner consistent with the Plan. The GUC Trustee shall be designated by the Creditors’ Committee prior to the Disclosure Statement Approval Date, or in the absence of such timely designation, by the Plan Proponents, subject to the Creditors’ Committee’s objection and approval of the Bankruptcy Court.
               (ii) On the Effective Date, all holders of Allowed General Unsecured Claims shall receive their Pro Rata Share of the Beneficial Interests in the GUC Liquidating Trust.
               (iii) The GUC Liquidating Trust shall provide as follows: (A) any and all proceeds received by the GUC Liquidating Trust from the prosecution or settlement of the Lawsuit and any Avoidance Actions or other suits or causes of action shall be deposited into a segregated account (the “GUC Trust Escrow Account”) pending the final resolution of the Lawsuit. (B) Upon final resolution of the Lawsuit, all amounts in the GUC Trust Escrow Account shall be distributed (1) first, to pay in full all Allowed Administrative Expense Claims of the Revolving Lenders and the Term Lenders, including but not limited to, the Revolving Lenders Indemnification Claim and the Term Lenders Indemnification Claim; (2) second, to pay all Allowed fees and expenses of the GUC Liquidating Trust; and (3) third, to pay Pro Rata the holders of Beneficial Interests in the GUC Liquidating Trust, provided, however, that no expenses of the GUC Liquidating Trust (including legal fees and expenses) incurred in connection with the Lawsuit against the Term Lenders and Revolving Lenders shall be paid other than from an affirmative recovery, if any, from the Term Lenders and/or the Revolving Lenders pursuant to the Lawsuit, and no expenses of the GUC Liquidating Trust (including legal fees and expenses) incurred in connection with the Lawsuit against directors and officers shall be paid other than from an affirmative recovery, if any, from the directors and officers or any insurance coverage for such directors and officers. All Allowed Deficiency Claims, as well as all Allowed Indemnification Claims of the directors and officers of the Debtors, shall share Pro Rata in any distribution to the holders of the Beneficial Interests in the GUC Liquidating Trust. Any and all professional fees and expenses paid by the GUC Liquidating Trust shall be subject to the approval of the Bankruptcy Court.
          6.4.5 Equity Interests (Classes 5A-Q).
          A. Impairment and Voting. Classes 5A-Q are impaired by the Plan. Holders of Equity Interests shall not be entitled to vote on the Plan and are deemed to vote to reject the Plan.
          B. Treatment. On the Effective Date, all Class 5G Equity Interests (in Fedders Corporation) shall be cancelled. No holder of a Class 5G Equity Interest shall be entitled to, or shall receive or retain, any property or interest in property on account of such Class 5G Equity Interest. The Class 5A-F, and H-Q Equity Interests, all of which are held by one of the Debtors, shall continue in effect unaltered by the Plan, and shall continue in existence to assist the Plan Administrator in implementing the Plan, unless and until the Plan Administrator may determine to dissolve the corporate existence of the Debtors to the extent such dissolution is consistent with the Plan.
          6.5 Means For Implementation And Execution Of The Plan.
          6.5.1 Substantive Consolidation. The Plan contemplates and is predicated upon substantive consolidation of the Debtors into a single entity, Fedders Corporation, solely for purpose of all actions under the Plan. Entry of the Confirmation Order shall constitute approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. On and after the Effective Date, (i) all assets and liabilities of the Debtors (excluding affiliates of the Debtors that are not Debtors) shall be deemed merged so that all of the assets of the Debtors shall be available to pay all of the liabilities under the Plan as if it were one company, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, (iii) no distributions will be made under the Plan on account of Fedders’ interests in its subsidiaries; (iv) all guarantees of any Debtor of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors.
          6.5.2 Accounts. The Debtors, the Plan Administrator, and the GUC Trustee, as applicable, may establish one or more interest-bearing accounts as they determine may be necessary or appropriate to effectuate the provisions of the Plan, and may invest all or a portion of the Cash, (i) in tax exempt instruments, (ii) as permitted by section 345 of the Bankruptcy Code or (iii) as otherwise authorized by the Bankruptcy Court. All such investments shall be deemed in compliance with section 345 of the Bankruptcy Code, and the Debtors and the Liquidating Trustees, as applicable, shall be relieved from the obligations under section 345(b) of the Bankruptcy Code to obtain a bond from any entity with which the Cash is so deposited or invested.
          6.5.3 The Term Lenders Liquidating Trust.
          A. Establishment of Term Lenders Liquidating Trust. The Debtors shall transfer all of the Term Lenders Liquidating Trust Assets to the Term Lenders Liquidating Trust on the Effective Date. Such transfer of assets shall be free and clear of all liens, claims and encumbrances, other than the liens of the Term Lenders. The Term Lenders shall receive Beneficial Interests in the Term Lenders Liquidating Trust entitling them to share, on a Pro Rata Basis, in the assets of the Term Lenders Liquidating Trust.
          B. Execution of Term Lenders Liquidating Trust Agreement. On the Effective Date, the Term Lenders Liquidating Trust Agreement, in a form consistent with the Plan but otherwise reasonably acceptable to the Term Lenders, shall be executed, and all other necessary steps shall be taken to establish the Term Lenders Liquidating Trust, for the benefit of the Term Lenders. In the event of any conflict between the terms of Section 6.3 of the Plan and the terms of the Term Lenders Liquidating Trust Agreement, the terms of the Plan shall govern.
          C. Purpose of Term Lenders Liquidating Trust. The Term Lenders Liquidating Trust shall be established for the purpose of liquidating and distributing its assets for the benefit of the Term Lenders, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.
          D. Term Lenders Trustee. The Trustee of the Term Lenders Liquidating Trust shall be the Plan Administrator.
          E. Authority and Role of the Plan Administrator as Trustee.
               (a) In furtherance of and consistent with the purpose of the Term Lenders Liquidating Trust and the Plan, the Plan Administrator shall (A) have the power and authority to hold, manage, and sell the Term Lenders Liquidating Trust Assets, and to distribute the Available Cash and the cash proceeds of the Term Lenders Liquidating Trust Assets to the Term Lenders, as the Plan Administrator may determine is appropriate from time to time, after consulting with the Term Lenders and taking into account the Estimated Liquidation Expenses, and (B) shall have the power and authority to implement and execute the Plan.
               (b) The Plan Administrator shall be responsible for all decisions and duties with respect to the Term Lenders Liquidating Trust Assets. In all circumstances, the Plan Administrator, as Trustee of the Term Lenders Liquidating Trust, shall act in the best interests of the beneficiaries of the Term Lenders Liquidating Trust.
               (c) The Plan Administrator may invest Cash (including any earnings thereon); provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.
          F. Compensation of the Plan Administrator. The Plan Administrator shall be entitled to reasonable compensation in an amount consistent with that of similar professionals in similar types of bankruptcy proceedings. The costs and expenses of the Plan Administrator, including the fees and expenses of the Plan Administrator and his retained professionals, shall be paid out of the Term Lenders Liquidating Trust Assets and shall be considered administrative expenses of the Debtors’ estates.
          G. Retention of Professionals by the Plan Administrator. The Plan Administrator may retain and reasonably compensate counsel and other professionals to assist in his duties as Term Lenders Trustee and Plan Administrator on such terms as the Plan Administrator deems appropriate without Bankruptcy Court approval. The Plan Administrator may retain any professional who represented parties in interest in the Chapter 11 Cases.
          6.5.4 The GUC Liquidating Trust.
          A. Execution of Liquidating Trust Agreement. On the Effective Date, the GUC Liquidating Trust Agreement, in a form consistent with the Plan but otherwise reasonably acceptable to the Creditors’ Committee, shall be executed, and all other necessary steps shall be taken to establish the GUC Liquidating Trust and the Beneficial Interests therein, which, subject to the distribution priority scheme set out in Section 4.4(b)(iii) of the Plan, shall be for the benefit of the holders of Allowed General Unsecured Claims, including without limitation the Term Lenders Deficiency Claims and the Allowed Indemnification Claims. In the event of any conflict between the terms of Sections 4.4 and 6.4 of the Plan and the terms of the GUC Liquidating Trust Agreement, the terms of the Plan shall govern.
          B. Purpose of GUC Liquidating Trust. The GUC Liquidating Trust shall be established for the purpose of prosecuting the Avoidance Actions and the Lawsuit, as the GUC Trustee may determine is appropriate, taking into account the costs, likelihood of success, and reasonably expected benefits of such litigation. The GUC Liquidating Trust shall be established and shall be operated in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.
          C. GUC Liquidating Trust Assets. The GUC Liquidating Trust shall consist of the GUC Liquidating Trust Assets. On the Effective Date, the Debtors shall transfer all of the GUC Liquidating Trust Assets to the GUC Liquidating Trust free and clear of all liens, claims, and encumbrances. All expenses incurred by the GUC Trustee in prosecuting litigation and administering the GUC Liquidating Trust, shall be paid, subject to the terms of the Plan (including, but not limited to, Section 4.4(b)(iii) of the Plan), solely from the proceeds of the GUC Liquidating Trust, and shall not be chargeable to the Debtors’ estates or to the Term Lenders Liquidating Trust.
          D. Role of the GUC Trustee. In furtherance of and consistent with the purpose of the GUC Liquidating Trust and the Plan, the GUC Trustee shall (A) have the power and authority to hold, manage, prosecute, and settle the GUC Liquidating Trust Assets, and to distribute the net proceeds of such actions to the holders of Allowed General Unsecured Claims, including Deficiency Claims and Allowed Indemnification Claims, (B) have the power and authority to manage and distribute Cash, (C) have the power and authority to prosecute, settle, and resolve, in the names of the Debtors and/or the name of the GUC Liquidating Trust, the Debtors’ interests in claims and causes of action included within the GUC Liquidating Trust Assets, including the Lawsuit, (D) have the power and authority to prosecute and resolve objections to Disputed General Unsecured Claims, and (E) have the power and authority to perform such other functions as are provided in the Plan. The GUC Trustee shall be responsible for all decisions and duties with respect to the GUC Liquidating Trust and the GUC Liquidating Trust Assets. In all circumstances, the GUC Trustee shall act in the best interests of all beneficiaries of the GUC Liquidating Trust and in furtherance of the purpose of the GUC Liquidating Trust.
          E. Nontransferability of GUC Liquidating Trust Beneficial Interests. The Beneficial Interests in the GUC Liquidating Trust shall not be certificated and shall not be transferable (except as otherwise provided in the GUC Liquidating Trust Agreement).
          F. Cash. The GUC Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code; provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.
          G. Compensation of the GUC Trustee. Subject to the limitations set out in Section 4.4(b)(iii) of the Plan, the GUC Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar professionals in similar types of bankruptcy proceedings. Subject to the Plan, including the limitations set out in Section 4.4(b)(iii) of the Plan, the costs and expenses of the GUC Liquidating Trust, including the fees and expenses of the GUC Trustee and his retained professionals, shall be paid out of the GUC Liquidating Trust Assets.
          H. Retention of Professionals by the GUC Trustee. Subject to the limitations set out in Section 4.4(b)(iii) of the Plan, the GUC Trustee may retain and reasonably compensate counsel and other professionals to assist in his duties as GUC Trustee on such terms as the GUC Trustee deems appropriate without Bankruptcy Court approval. The GUC Trustee may retain any professional who represented parties in interest in the Chapter 11 Cases.
          6.5.5 Securities Exempt. The issuance of the Beneficial Interests in the Term Lenders Liquidating Trust and GUC Liquidating Trust satisfies the requirements of section 1145 of the Bankruptcy Code and, therefore, such issuance is exempt from registration under the Securities Act of 1933, as amended, and any state or local law requiring registration.
          6.5.6 Cancellation of Equity Interests. On the Effective Date (i) the Equity Interests shall be cancelled, and (ii) the obligations of the Debtors with respect to the Equity Interests and under Fedders’ Corporation’s certificate of incorporation and any related agreements shall be extinguished.

          6.5.7 Debtors’ Tax Matters. As of the Effective Date, the Plan Administrator shall be authorized to exercise all powers regarding the Debtors’ tax matters, including filing tax returns, to the same extent as if the Plan Administrator were the Debtors in Possession. The Plan Administrator shall (A) complete and file within ninety (90) days of the filing for dissolution by Fedders, to the extent not previously filed, the Debtors’ final federal, state, and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors under section 505(b) of the Bankruptcy Code for all tax periods of the Debtors ending after the Commencement Date through the liquidation of the Debtors as determined under applicable tax laws, to the extent not previously requested, and (C) represent the interest and account of the Debtors before any taxing authority in all matters, including, but not limited to, any action, suit, proceeding, or audit.
          6.5.8 Closing of Chapter 11 Cases. Upon the final resolution, by a Final Order, of the Lawsuit and after the Estates are fully administered within the meaning of Bankruptcy Rule 3022, the Plan Administrator shall seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.
     VII. PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS
          7.1 No Distributions Pending Allowance.
          A. General. Notwithstanding any other provision of the Plan and unless otherwise determined by the Debtors, or the GUC Trustee, as may be applicable, if all or any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on all or any portion of such Claim unless and until such Disputed Claim becomes an Allowed Claim. Until such time, with respect to Disputed Claims, the GUC Trustee shall withhold from the property to be distributed to holders of Beneficial Interests in the GUC Liquidating Trust the portion of such property allocable to Disputed Claims.
          B. Tort Claims. All Tort Claims are Disputed Claims and shall be administered by the GUC Liquidating Trust. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall, at the option of the Plan Administrator, or the GUC Trustee, as may be applicable, either be estimated or determined and liquidated.
          7.2 Resolution Of Disputed Claims.
     Unless otherwise ordered by the Bankruptcy Court, the Plan Administrator and/or the GUC Trustee may make and file all objections to Disputed Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) and serve such objections upon the holders of the Claims to which the objections are made as soon as practicable, but in no event later than 120 days after the Effective Date or such later date as may be approved by the Court.

          7.3 Estimation Of Claims.
     The Plan Administrator, and/or the GUC Trustee, as the case may be, may, at any time, request the Bankruptcy Court to estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. On and after the Confirmation Date, Claims which have been estimated may be compromised, settled, withdrawn or otherwise resolved, without further order of the Bankruptcy Court.
          7.4 Amounts Retained To Pay Disputed Claims.
     On and after the Effective Date, the Debtors, the Plan Administrator, and/or the GUC Trustee, as the case may be shall retain an amount of Cash, pending the allowance or disallowance of any Disputed Claims, sufficient to pay to each holder of a Disputed Claim (i) the amount that such holder would have been entitled to receive under the Plan if such Claim had been an Allowed Claim on the Effective Date, or (ii) such lesser amount as the Bankruptcy Court may estimate pursuant to section 502(c) of the Bankruptcy Code and Section 7.3 of the Plan. If any Claims are disallowed, the GUC Liquidating Trust Assets withheld shall be released as and to the extent the GUC Trustee determines such property is no longer necessary to fund unresolved Disputed Claims, and such GUC Liquidating Trust Assets shall be distributed in accordance with Section 4.4 of the Plan.
          7.5 Allowance Of Disputed Claims.
     If, on or after the Effective Date, any Disputed Claim, or portion thereof, becomes an Allowed Claim, the Plan Administrator or the GUC Trustee, as may be applicable, shall, within ten (10) Business Days following the date on which the Disputed Claim becomes an Allowed Claim, distribute to the holder of such Allowed Claim the amount that such holder would have received pursuant to Article III of the Plan on the Effective Date had the Disputed Claim been an Allowed Claim on such dates, which amount shall not exceed the amount of Cash reserved on account of such Claim.
          7.6 No Distribution In Respect Of Disallowed Claims.
     To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed.

     VIII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          8.1 Executory Contracts And Unexpired Leases.
     On the Confirmation Date, all executory contracts and unexpired leases that exist between the Debtors and any person, except for those contracts and leases set forth in Schedule 8.1 of the Plan (which shall be included in the Plan Supplement), shall be deemed rejected as of the Effective Date, except for any executory contract or unexpired lease (a) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, or (b) as to which a motion for approval of the assumption of such contract or lease has been filed and served prior to the Confirmation Date.
          8.2 Approval Of Rejection Of Executory Contract And Unexpired Leases.
     Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1 of the Plan.
          8.3 Bar Date For Filing Proofs Of Claim Relating To Executory Contracts And Unexpired Leases Rejected Pursuant To The Plan.
     Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court no later than thirty (30) days after notice of the Effective Date. Any Claims not filed within such time period will be forever barred from receiving a distribution from the Estates or the GUC Liquidating Trust.
          8.4 Retiree Benefits.
     The Debtors or the Plan Administrator, as the case may be, shall continue to pay all retiree benefits, as that term is defined in 11 U.S.C. § 1114, at the level required by section 1114, if any, for the duration of the period for which the Debtors are obligated to provide any such benefits. The Debtors are required to continue to provide certain medical insurance benefits to union employees at a cost estimated by the Debtors to total approximately $36,000.
     IX. PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN
          9.1.1 Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan, or the holder of a Claim that has been temporarily allowed for voting purposes only under Bankruptcy Rule 3018(a), shall be entitled to vote separately to accept or reject the Plan as provided for in such order as is entered by the Bankruptcy Court approving the Disclosure Statement, or any other order or orders of the Bankruptcy Court. For purposes of calculating the number of Allowed Claims in a Class that has voted to accept or reject the Plan under section 1126(c) of the Bankruptcy Code, all Allowed Claims in such Class held by one entity or its “affiliate” (as defined in the Securities Act of 1933 and the rules and regulations promulgated with respect to such Act) shall be aggregated and treated as one Allowed Claim in such Class; provided, however, that Claims acquired by an entity from unrelated entities shall not be aggregated for purposes of voting.
          9.1.2 Nonconsensual Confirmation. If any impaired Class does not accept the Plan by the requisite statutory majorities provided in section 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Plan Proponents reserve the right (a) to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, (b) to reallocate distribution of assets to Claims if necessary to obtain entry of the Confirmation Order, and (c) to amend the Plan in accordance with Article XII of the Plan as necessary to obtain entry of the Confirmation Order, provided, however, that the Debtors shall not undertake to confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code if impaired Classes 2A-Q have not accepted the Plan.
          9.1.3 Method of Distributions Under the Plan.
          A. Plan Administrator. Subject to Section 6.3 of the Plan, all distributions under the Plan shall be made by the Plan Administrator. The Plan Administrator and the GUC Trustee shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event of any such order, all costs and expenses of procuring any such bond or surety shall be borne by the Estates, the Term Lenders Liquidating Trust, or the GUC Liquidating Trust, as the case may be. The Plan Administrator shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated to be made by the Plan Administrator hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Plan Administrator by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Plan Administrator to be reasonably necessary and proper to implement the provisions of the Plan. The reasonable fees and reasonable and actual expenses of the Plan Administrator shall be paid from the Cash of the Estates or the Term Lenders Liquidating Trust, as the case may be, after the Effective Date.
          B. Timing of Distributions. Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan to holders of Allowed Claims shall be made upon the Effective Date or as soon thereafter as is practicable; any distributions and deliveries to holders of Beneficial Interests in the Term Lenders distributions and deliveries to holders of Beneficial Interest in the GUC Liquidating Trust shall be made in accordance with Section 6.4 of the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
          C. Delivery of Distributions. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, or with the registrar or transfer agent with respect to the Bonds, unless the Debtors and/or the Plan Administrator, or the GUC Trustee, as the case may be, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder.
          D. Distributions to Holders of Allowed Claims as of the Distribution Record Date. On the Distribution Record Date, the claims register shall be closed, and there shall be no further changes in the record holder of any Claim. The Plan Administrator and GUC Trustee each shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Plan Administrator or GUC Trustee, as the case may be, shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register as of the close of business on the Distribution Record Date.
          E. Undeliverable and Unclaimed Distributions. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Plan Administrator or GUC Trustee, as the case may be, is notified of such holder’s then-current address, at which time all missed distributions shall be made as soon as is practicable to such holder, without interest. Checks issued by the Plan Administrator or GUC Trustee shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for re-issuance of any check shall be made in accordance with the notice provisions of Section 12.11 of the Plan. All claims for undeliverable distributions or voided checks shall be made within one-hundred twenty (120) days after the date such undeliverable distribution was initially made, except that checks issued as part of a final distribution from the GUC Liquidating Trust need not be reissued. After such dates, all such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall, in the discretion of the Plan Administrator or the GUC Trustee, be used first to satisfy the costs of administering and fully consummating the Plan and administering the estates and thereafter any remaining funds shall become available for distribution in accordance with the Plan, or subject to Section 5(i) of the Plan. Such holder shall not be entitled to any other or further distribution under the Plan on account of such Claim or Equity Interest.
          F. Distributions of Cash. Any payment of Cash made pursuant to the Plan may be made at the option of the Plan Administrator or the GUC Trustee, as may be applicable, either by check drawn on a domestic bank or by wire transfer.
          G. Minimum Distributions. The Plan Administrator will not be required to make a Distribution to a holder of an Allowed Claim if the amount of such Distribution would be $25.00 or less.
          H. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Plan Administrator and the GUC Trustee, shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements, to the extent applicable. Notwithstanding the above, each holder of an Allowed Claim or Beneficial Interest in the Term Lenders Liquidating Trust, and the GUC Liquidating Trust that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. The Plan Administrator and the GUC Trustee each shall have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to the Plan Administrator or the GUC Trustee for payment of any such tax obligations.
          I. Abandonment of Certain Property by the GUC Liquidating Trust. The GUC Liquidating Trust may abandon in any commercially reasonable manner (including abandonment or donation to a charitable organization of the GUC Trustee’s choice) any property that the GUC Liquidating Trust reasonably concludes is of no benefit to its distributees and beneficiaries or that it reasonably determines, at the conclusion of distributions or dissolution of the GUC Liquidating Trust, to be too impractical to distribute.
          9.1.4 Setoffs. The Plan Administrator and/or the GUC Trustee, as may be applicable, may set off against or recoup from any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors may hold against the holder of such Allowed Claim, to the extent that such rights of setoff and/or recoupment exist under applicable nonbankruptcy law; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Plan Administrator or the GUC Trustee, as the case may be, on behalf of the Debtors, the Debtors in Possession (or any successor thereto), or the Trustee of any such claims, rights and causes of action that the Debtors or the Debtors in Possession (or any successor thereto) may possess against such holder.
     X. EFFECT OF CONFIRMATION OF PLAN
          10.1 Term Of Injunctions Or Stays.
     Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the close of the Chapter 11 Cases.
          10.2 Preservation Of Certain Causes Of Action.
     Except for the Lawsuit and Avoidance Actions, which shall be assigned to the GUC Liquidating Trust on or after the Effective Date, any and all claims or causes of action accruing to the Debtors and Debtors in Possession shall be preserved and retained by the Term Lenders Liquidating Trust and the Term Lenders Trustee, who shall have the exclusive right to enforce any such causes of action. The Trustee may pursue, abandon, settle or release any or all such rights of action upon Bankruptcy Court approval after notice and a hearing.
          10.3 Avoidance Actions.
     From and after the Confirmation Date, any and all Avoidance Actions shall be preserved and transferred to the GUC Liquidating Trust.

          10.4 Releases And Exculpation.
     Neither the Debtors, the Term Lenders, the DIP Lenders, the Creditors’ Committee, nor any of their respective directors, officers, employees, members, attorneys, consultants, advisors and agents (acting in such capacity), shall have or incur any liability to any Entity for any act taken or omitted to be taken in the formulation, preparation, dissemination, implementation, confirmation or approval of the Plan, the Disclosure Statement related thereto or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; and all such claims shall be deemed to be forever released as of the Effective Date; provided, however, that the provisions of Section 9.4 of the Plan shall not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence, willful misconduct or breach of fiduciary duty. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
          10.5 Injunction.
     On and after the Confirmation Date, all persons are permanently enjoined from commencing or continuing in any manner any action or proceeding (whether directly, indirectly, derivatively or otherwise) on account of or respecting any claim, debt, right or cause of action of the Debtors and Debtors in Possession (i) for which the Debtors, the Debtors in Possession, Term Lenders Liquidating Trust, or the GUC Liquidating Trust, respectively, have authority to pursue in accordance with the Plan or (ii) which has been released or extinguished pursuant the Plan.
     XI. EFFECTIVENESS OF THE PLAN
          11.1 Conditions Precedent To The Effective Date.
     The following are conditions precedent to the Effective Date of the Plan, unless waived by the Plan Proponents:
               (a) The Bankruptcy Court shall have entered the Confirmation Order which shall be in form and substance satisfactory to the Plan Proponents;
               (b) No stay of the Confirmation Order shall then be in effect at the time the other conditions set forth in Section 10 of the Plan are satisfied or waived; and
               (c) All documents, instruments and agreements, in form and substance satisfactory to the Plan Proponents, provided for under or necessary to implement the Plan, including the Term Lenders Liquidating Trust Agreement and the GUC Liquidating Trust Agreement, shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited thereby.

     XII. RETENTION OF JURISDICTION
     The Bankruptcy Court shall retain jurisdiction of all matters arising under, arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:
               (a) To hear and determine any motions for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;
               (b) To determine any and all adversary proceedings, applications, and contested matters that have been or may be commenced, including without limitation the Lawsuit and Avoidance Actions;
               (c) To hear and determine any controversies relating to the Term Lenders Trust and/or GUC Liquidating Trust;
               (d) To hear and determine any objection to, or request to estimate, any Claims;
               (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;
               (f) To issue such orders in aid of execution of the Plan to the extent authorized by section 1142 of the Bankruptcy Code;
               (g) To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
               (h) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;
               (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;
               (j) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;
               (k) To hear and determine disputes or controversies arising in connection with the interpretation, implementation, or enforcement of the Term Lenders Liquidating Trust and the GUC Liquidating Trust;
               (l) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods of the Debtors, the Term Lenders Liquidating Trust or the GUC Liquidating Trust ending after the Commencement Date);
               (m) To hear any other matter consistent with the provisions of the Bankruptcy Code;
               (n) To release and discharge the Plan Administrator; and
               (o) To enter a final decree closing the Chapter 11 Cases.
     XIII. MISCELLANEOUS PROVISIONS
          13.1 Dissolution Of The Creditors’ Committee.
     On the Effective Date, the Creditors’ Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of its attorneys, accountants, and other agents, shall terminate. The Creditors’ Committee shall continue to exist after such date solely with respect to all applications filed pursuant to sections 330 and 331 of the Bankruptcy Code seeking payment of fees and expenses incurred by any.
          13.2 Effectuating Documents And Further Transactions.
     Upon entry of the Confirmation Order, each of the Debtors, the Plan Administrator, and the GUC Trustee shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.
          13.3 Corporate Action.
     On the Effective Date, all matters provided for under the Plan, or that are contemplated by the Plan (including the liquidation of the remaining assets of the Debtors’ estates) that would otherwise require approval of the stockholders or directors shall be deemed to have occurred (without having to have obtained such approval) and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors are incorporated, without any requirement of action by the stockholders or further action by the directors of the Debtors.
          13.4 Exemption From Transfer Taxes.
     Pursuant to section 1146(c) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan (whether by the Debtors or the Term Lenders Liquidating Trust), including any deeds, bills of sale or assignments executed in connection with any disposition of assets under, in furtherance of, or in connection with the Plan (including transfers of assets to and by the Term Lenders Liquidating Trust) shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax.
          13.5 Post-Effective Date Fees And Expenses Of The Plan Administrator.
     From and after the Effective Date, except to the extent otherwise provided in the Plan, the Plan Administrator (including his or its capacity as the Trustee of the Term Lenders Liquidating Trust) shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter employed by the Debtors, or the Plan Administrator in connection with the implementation and consummation of the Plan, the reconciliation of Claims, or any other matters as to which such professionals are employed; provided, however, that no fees and expenses relating to the Lawsuit or the GUC Liquidating Trust shall be paid by the Plan Administrator. The fees and expenses of such professionals shall be paid by the Plan Administrator within ten (10) Business Days after submission to the Plan Administrator of an invoice therefore. If the Plan Administrator disputes the reasonableness of any such invoice, the Plan Administrator shall timely pay the undisputed portion of such invoice, and the Plan Administrator or the affected professionals may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such invoice. The fees and expenses of the Plan Administrator shall be paid in accordance with Section 6.3 of the Plan.
          13.6 Request For Expedited Determination Of Taxes.
     The Debtors and/or the Plan Administrator shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through, and including, the dissolution of the Debtors.
          13.7 Payment Of Statutory Fees.
     All fees payable pursuant to Section 1930 of Title 28, United States Code, as determined by the Bankruptcy Court on the Effective Date, shall be paid on the Effective Date. Any statutory fees accruing after the Confirmation Date shall be paid by the Plan Administrator.
          13.8 Modification Of Plan.
     The Debtors reserve the right, with the consent of the other Plan Proponents, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan at any time prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Plan Proponents may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A holder of an Allowed Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

          13.9 Withdrawal Or Revocation.
     The Debtors may withdraw or revoke the Plan, with the consent of the other Plan Proponents, at any time prior to the Confirmation Date. If the Plan Proponents revoke or withdraw the Plan prior to the Confirmation Date, or if the Confirmation Date does not occur, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any Claim by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any other person in any further proceedings involving the Debtors.
          13.10 Binding Effect.
     Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. The rights, benefits and obligations of any entity named or referred to in the Plan, whose actions may be required to effectuate the terms of the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity (including, but not limited to, any trustee appointed for the Debtors under Chapters 7 or 11 of the Bankruptcy Code).
          13.11 Notices.
     Any notices to or requests of the Debtors by parties in interest under or in connection with the Plan shall be in writing and served either by (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, all charges prepaid, and shall be deemed to have been given when received by the following parties:
Fedders Corporation (or a name to be designated after the Effective Date of the Plan)
Westgate Corporate Center
505 Martinsville Road
P.O. Box 813
Liberty Corner, NJ 07938
Attn:	Kent E. Hansen, Esquire Executive Vice President, Administration, General Counsel and Secretary
with copies to counsel to the Debtors:

Cole, Schotz, Meisel, Forman & Leonard, P.A.	Cole, Schotz, Meisel, Forman & Leonard, P.A.
1000 N. West Street, Suite 1200	111 South Calvert Street, Suite 2350
Wilmington, DE 19801	Baltimore, MD 21202
Attn: Norman L. Pernick, Esquire	Attn: Irving E. Walker, Esquire

with copies to counsel for Goldman Sachs Credit Partners, L.P., as Administrative Agent and Collateral Agent for the Term Lenders:

Weil Gotshal & Manges LLP	Richards, Layton & Finger, P.A.
767 Fifth Avenue	One Rodney Square
New York, NY 10153	920 North King Street
Attn: Stephen Karotkin, Esquire	Wilmington, DE 19801
Attn: Mark D. Collins, Esquire
with copies to counsel for Highland Capital Management L.P.:

Haynes & Boone LLP	Zuckerman Spaeder LLP
153 East 53rd Street, Suite 4500	919 Market Street, Suite 990
New York, NY 10022	Wilmington DE 19801
Attn: Judith Elkin, Esquire	Attn: Thomas G. Macauley, Esquire
with copies to the counsel for the Creditors’ Committee:

Brown Rudnick Berlack Israels LLP	Greenberg Traurig, LLP
Seven Times Square	1007 North Orange St., Suite 1200
New York, NY 10036	Wilmington, DE 19801
Attn: Robert J. Stark, Esquire	Attn: Victoria W. Counihan, Esquire
          13.12 Severability.
     In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Plan is invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors and other Plan Proponents, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
          13.13 Governing Law.
     Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          13.14 Plan Controls.
     To the extent the Plan is inconsistent with the Disclosure Statement, the provisions of the Plan shall be controlling.
     XIV. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
     Each holder of a Claim or Equity Interest should consult its own tax advisor to determine what effect, if any, the treatment afforded its respective Claim or Equity Interest by the Plan may have under federal tax law, state and local tax laws and the laws of any applicable foreign jurisdictions.
     No statement in this Disclosure Statement should be construed as legal or tax advice. The Debtors’ and their Professionals do not assume any responsibility or liability for the tax consequences the holder of a Claim or Equity Interest may incur as a result of the treatment afforded its Claim or Equity Interest under the Plan.
     The principal income tax consequence for a Creditor relates to its ability to deduct a portion of its Claim in the event the Creditor does not receive full payment of its Allowed Claim. Section 166 of the Internal Revenue Code of 1986, as amended (“IRC”) (relating to the deductibility of bad debts) generally provides that:
               (a) a totally worthless business bad debt is deductible only in the tax year in which it becomes worthless;
               (b) a partially worthless business bad debt is deductible in an amount not in excess of the part charged off on the taxpayer’s within the taxable year; and
               (c) in the case of a taxpayer other than a corporation, a nonbusiness bad debt which becomes completely worthless during that taxable year is deductible as a short term capital loss and is subject to the limitations imposed on the deductibility of such losses.
     For purposes of IRC section 166, a “nonbusiness debt” means a debt other than: (a) one created or acquired in connection with the taxpayer-creditor’s trade or business or (b) the loss from the worthlessness of which was incurred during the operation of the taxpayer-creditor’s trade or business.
     Pursuant to Treas. Reg. section 1.166-2(c), a bankruptcy filing is generally an indication of the worthlessness of at least a part of an unsecured and unperfected debt. In bankruptcy cases, a debt may become worthless before settlement in some instances, and in others, only when a settlement has been reached. In either case, the mere fact that bankruptcy proceedings instigated against the debtor are terminated in a later year, thereby continuing the conclusion that the debt is worthless, does not authorize the shifting of the deduction under IRC section 166 to such later year. Pursuant to Treas. Reg. section 1.166-1(d)(2)(ii), only the difference between the amount received in distribution of assets of a debtor and the amount of the claim may be deducted under IRC section 166 as a bad debt.

     Generally, a taxpayer is entitled to a bad debt deduction with respect to accounts receivable only if the taxpayer has recognized as income the accounts receivable in the year in which the bad debt deduction is claimed or a prior taxable year. Thus, bad debt deductions for worthless or partially worthless accounts receivable are normally available only to accrual method taxpayers. Likewise, worthless debts arising from unpaid wages, salaries, fees, rents and similar items of taxable income are not allowed as a bad debt deduction unless such items have been reported as income in the year for which the deduction as a bad debt is claimed or for a prior taxable year.
     Business bad debts deductible under IRC section 166 generally may be deducted using either the specific charge-off method or, if certain requirements are met, for significantly modified debt, by a deemed charge-off. Under the specific charge-off method, specific business bad debts that become either partially or totally worthless during the tax year may be deducted in the manner permitted by IRC section 166.
     If a deduction is taken for a bad debt which is recovered in whole or part in a latter tax year, the taxpayer may have to include in gross income the amount recovered, except, under limited circumstances, the amount of the deduction that did not reduce taxes in the year deducted.
     XV. FEASIBILITY OF THE PLAN AND BEST INTEREST OF THE CREDITORS
          15.1 Feasibility Of The Plan.
     In connection with confirmation of the Plan, the Bankruptcy Court will be asked to determine that the Plan is feasible pursuant to section 1129(a)(1) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor unless contemplated by the Plan. The Plan provides for the liquidation and conversion of all of the Debtors’ respective assets to cash. Accordingly, the Debtors believe that all Plan obligations will be satisfied.
          15.2 Acceptance Of The Plan.
     Classes 2A-Q (Term Lenders Claims for each of the Estates), Classes 3A-Q (Other Secured Claims for each of the Estates) and Classes   4A-Q (Unsecured Claims for each of the Estates) are impaired under the Plan and the holders of such claims are the only parties entitled to vote to accept or reject the Plan. Only those votes cast by holders of Allowed Claims in Classes 2A-Q, 3A-Q and 4A-Q shall be counted in determining whether acceptances have been received sufficient in number and amount to obtain confirmation, and that the Plan is feasible.
     Administrative Expense Claims and Priority Tax Claims are not classified for voting purposes and the holders of such claims are unimpaired and not entitled to vote. Classes 1A-Q (Priority Non-Tax Claims) are unimpaired and are not entitled to vote. Classes 5A-Q (Equity Securities) are impaired under the Plan. Holders of Equity Interests shall not be entitled to vote on the Plan and are deemed to vote to reject the Plan.

     As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims actually voting in such Class, but for that purpose counts only those who actually vote to accept the Plan.
          15.3 Best Interest Test.
     Even if a plan is accepted by holders of each class of claims and interests, the Bankruptcy Code requires the Bankruptcy Court to determine that the Plan is in the best interests of all holders of claims or interests that are impaired by the Plan and that have not accepted the Plan. The “best interest” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires the Bankruptcy Court to find either (a) that all members of an impaired class of claims or interests have accepted the Plan or (b) that the Plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.
     To calculate the probable distribution to holders of each impaired class of claims and interests if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtor’s assets if the case were converted to a Chapter 7 case under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a sale of the Debtors’ assets by a Chapter 7 trustee.
     The Plan Proponents believe that the Plan is in the best interests of each class of creditors and that each impaired class of claims will receive distributions under the Plan which are at least equal in value to the distributions such classes would receive in a Chapter 7 liquidation of the Debtors. To support their belief that the Plan is in the best interest of the Creditors, the Debtors’ Chief Restructuring Officer has developed an analysis assuming the Chapter 11 Cases are converted to Chapter 7 cases and the Debtors are liquidated under the direction of a Chapter 7 trustee. The Best Interest of Creditors Analysis is attached to the Disclosure Statement as Appendix C.
     THE BEST INTEREST OF CREDITORS ANALYSIS HAS BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DOES NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THE BEST INTEREST OF CREDITORS ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF THE DEBTORS FOR ANY PURPOSE. The assumptions used in developing the analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors or a Chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the Best Interest of Creditors Analysis would be realized if the Debtors were actually liquidated. In addition, any liquidation would take place in the future at which time circumstances may exist which cannot presently be predicted.

     In these Chapter 11 Cases, as part of the Term Lenders Plan Settlement, the Term Lenders have agreed to make available from the Term Lenders Collateral the amounts necessary for payment of certain Allowed Administrative Expense Claims and certain other priority claims. Further, in accordance with the provisions of the Term Lenders Plan Settlement, excess assets remaining from the Unencumbered Assets Allocation Amount, after payment of Allowed Non-Section 506(c) Administrative Claims, shall be transferred to the GUC Liquidating Trust, which is created for the benefit of Allowed Unsecured Creditors. Absent the Term Lenders Plan Settlement, such transfers of assets to the GUC Liquidating Trust would not be realized for the benefit of unsecured creditors. Although it is impossible to determine with any specificity the value unsecured creditors would receive in a Chapter 7 (particularly given the difficulty estimating the value of potential recoveries of the GUC Liquidating Trust Assets — namely, the Avoidance Actions and Lawsuit), the Plan Proponents believe that the proposed Plan is the best interests of the creditors.
     The Plan is the result of good faith negotiations between the Term Lenders and the Debtors which included a compromise with respect to the issues of (i) which assets of the Debtors’ estates are not encumbered by any security interest or lien, (ii) which values should be allocated to such unencumbered assets, and (iii) which Administrative and Priority Claims the Term Lenders would agree to pay out of their collateral. The results of these negotiations are reflected in the amount assigned to the Unencumbered Assets Allocation Amount, the Administrative Expense Claims included in the Section 506(c) Administrative Claims, and the Term Lenders’ willingness to provide funds to pay for all Allowed Administrative Expense Claims to the extent not covered by the Unencumbered Assets Allocation Amount.
     In the absence of the Term Lender Settlement embodied in the Plan, the Debtors’ estates will be subject to complex, expensive litigation over the determination of the extent, validity and priority of the Term Lenders liens, and the values of the unencumbered assets, as well as the amount of Section 506(c) surcharge properly assessed against the Term Lenders’ collateral. The Plan Proponents believe that the likely outcome of such litigation would result in there being no funds available to pay holders of Allowed General Unsecured Claims, other than any recovery from the Lawsuit. Because the Plan preserves the Lawsuit and the Avoidance Actions, the Plan Proponents believe the Plan is in the best interests of creditors and the Debtors’ estates.
     Moreover, the Debtors believe that the Plan is in the best interests of Creditors because it provides for an orderly liquidation and expeditious distribution of the Debtors’ assets, thus maximizing creditor recovery. By contrast, in the event of a liquidation under Chapter 7 of the Bankruptcy Code, it is likely that creditors will receive a reduced distribution on account of their Allowed Claims because (i) additional administrative expenses, including legal fees, trustee’s commissions and fees for the trustee’s accountants, attorneys and other professionals likely to be retained, would be incurred with priority over general Unsecured Claims under section 507(a)(l) of the Bankruptcy Code; and (ii) distributions would likely be delayed, while expenses of administration would continue to grow. Accordingly, the Plan Proponents believe that the “best interest” test of section 1129 of the Bankruptcy Code is satisfied.
     Based on the Best Interest of Creditors Analysis, the Plan Proponents believe it is unlikely that anyone other than holders of Allowed Administrative Expense Claims, Priority Tax Claims and the Lenders would receive any recoveries under a liquidation and, under no realistic circumstances, would a Chapter 7 liquidation result in any recoveries for unsecured creditors. ACCORDINGLY, THE PLAN PROPONENTS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO HOLDERS OF IMPAIRED CLAIMS AND INTERESTS THAN WOULD A LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.
          15.4 Confirmation Without Acceptance Of All Impaired Classes.
     The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(a) of the Bankruptcy Code, and have reserved the right to modify the Plan to the extent, if any, that confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.
     Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it is not accepted by all impaired classes of claims and interests, as long as at least one impaired class of claims has accepted the Plan. A bankruptcy court may confirm a plan notwithstanding the rejection or deemed rejection of an unimpaired class of claims or interests if the plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has rejected, or is deemed to have rejected, the plan.
     A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank. The Bankruptcy Code establishes different standards for what is “fair and equitable” for holders of unsecured claims, and equity interests.
     The Debtors believe that the Plan may be confirmed pursuant to the foregoing “cramdown” provisions, over the dissent of certain classes of claims and Interests in view of the treatment proposed. The Debtors would seek confirmation of the Plan pursuant to the “cramdown” provisions over the dissent of any Class, except impaired Classes 2A-Q. In addition, the Debtors do not believe the Plan unfairly discriminates against, or is otherwise unfair or inequitable, with respect to any Class who may vote to reject the Plan.
     XVI. CERTAIN RISK FACTORS TO BE CONSIDERED
     As substantially all of the operating assets of the Debtors have already been liquidated, the risk factors of the Plan are relatively few, but include:
          16.1 Risk Of Non-Confirmation Of Plan.
     Although the Plan Proponents believe the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate a re-solicitation of votes.

          16.2 Risk Of Non-Occurrence Of Effective Date.
     Although the Plan Proponents believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If conditions precedent to the Effective Date set forth in Article X of the Plan have not occurred and have not been waived, the Confirmation Order shall be vacated, in which event, no distributions under the Plan will be made, and the Debtors and all holders of claims and interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtors’ obligations with respect to claims and interests impacted by the Plan would remain unchanged.
          16.3 Specific Risks To Recovery By Holders Of General Unsecured Claims.
     The Plan Proponents do not estimate that holders of General Unsecured Claims will receive a specific percentage of their Allowed Claims. The general risks outlined above could impact recovery. There can be no assurance that any remaining liquidation proceeds will be realized from the Debtors’ remaining assets sufficient to generate additional proceeds for distribution to Unsecured Creditors. Unsecured Creditor recoveries will also be impacted by the dollars realized from the prosecution, if any, of the Lawsuit and Avoidance Actions. Such recovery is contingent on a wide variety of litigation factors which may result in a higher (or lower) projected actual return to Unsecured Creditors under the Plan.
     XVII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
     The Debtors believe that the Plan affords holders of Claims the greatest opportunity for recovery on account of their Claims and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the hypothetical alternatives include (a) liquidation of Debtors under Chapter 7 of the Bankruptcy Code, or (b) an alternative plan of reorganization.
          17.1 Liquidation Under Chapter 7.
     If no plan can be confirmed, the Chapter 11 Cases could be converted to cases under Chapter 7 of the Bankruptcy Code in which a trustee would be appointed to liquidate the remaining assets of the Debtors for distribution to the creditors in accordance with the priorities established by the Bankruptcy Code. As discussed in Section XV above, a trustee would need time to investigate the Debtors’ prepetition transactions, and their assets and liabilities. The trustee would retain professionals and liquidate the Debtors’ remaining assets, and if necessary, investigate and pursue causes of action. The Plan Proponents believe that the conversion of the cases to Chapter 7 would increase the costs of administration, and reduce and delay the distribution to holders of Allowed Claims. Further, any proceeds available to satisfy Claims would be paid in the priority established in the Bankruptcy Code — Secured Claims, Administrative Claims, Priority Claims, Tax Claims, and General Unsecured Claims. Under a Chapter 7 liquidation, the Plan Proponents believe that there would not realistically be any recovery for holders of Allowed Unsecured Claims, and, in any event, that any such recovery in a Chapter 7 case would be less than that provided for under the Plan. For the reasons noted above, and in light of the Term Lenders Plan Settlement, the Plan Proponents have concluded that holders of Allowed Claims are more likely than not to receive an amount under the Plan that is more than the amount such holder would receive under a Chapter 7 liquidation.
          17.2 Alternative Plan.
     If the Plan is not confirmed, the Debtors or any other party-in-interest could attempt to formulate a different plan. Considering the Debtors’ belief that they have exhausted all reasonable opportunities to sell the Company’s assets, the Plan Proponents do not believe that there is an alternative plan that would be more favorable. As such, the Debtors believe that the Plan enables creditors to realize the best return under the circumstances.
     XVIII. RECOMMENDATION AND CONCLUSION
     In summary, the Plan Proponents believe that the Plan is substantially preferable to a liquidation under Chapter 7 of the Bankruptcy Code. The Term Lender Settlement provides a mechanism for payment of certain Administrative Expense Claims and certain other priority claims in full, as required for confirmation of the Plan, and, consequently, maximizes the potential recovery to Unsecured Creditors. Conversion of these Bankruptcy Cases, on the other hand, would result in substantial delays in the distributions available under such an alternative, and significantly increase administrative costs, including trustees fees and expenses, and, therefore, would likely materially reduce Creditor recoveries. For these reasons, the Plan Proponents urge all holders of Allowed Claims in Impaired Classes to vote to ACCEPT the Plan, and to complete and return their ballots so that they are actually RECEIVED by the Balloting Agent on or before [INSERT TIME] on [INSET DATE] (Prevailing Eastern Time) on the Ballot Submission Deadline.
Dated: June 6, 2008

FEDDERS NORTH AMERICA, INC., et al.,
n/k/a FNA Liquidating, Inc.
(for itself and on behalf of the Subsidiary Debtors)

Name:	Steven J. Cohn, a Managing Director with Alvarez & Marsal North America, LLC
Title:	Chief Restructuring Officer

APPENDICES

APPENDIX A	Debtors’ and Term Lenders’ Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code

APPENDIX B	Remaining Unliquidated Assets

APPENDIX C	Best Interest of Creditors Analysis

APPENDIX A
DEBTORS’ AND TERM LENDERS’ JOINT PLAN OF LIQUIDATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

APPENDIX B
REMAINING UNLIQUIDATED ASSETS

APPENDIX C
BEST INTEREST OF CREDITORS ANALYSIS